UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Paychex, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, October 23, 2012

Time:	10:00 a.m. Continental breakfast will be available from 9:00 a.m. to 10:00 a.m.

Location:	The Strong, One Manhattan Square, Rochester, NY, 14607

The principal business of the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) will be:

1.	To elect nine nominees to the Board of Directors for terms of one-year;

2.	To hold an advisory vote to approve named executive officer compensation;

3.	To ratify the selection of the independent registered public accounting firm; and

4.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

Stockholders are cordially invited to attend the Annual Meeting. Stockholders of record at the close of business on August 24, 2012, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

If you are unable to attend the Annual Meeting, you will be able to listen to the meeting via the Internet. We will broadcast the Annual Meeting as a live webcast through our website. Please note that you will not be able to vote or ask questions through the webcast. The webcast will be accessible at http://investor.paychex.com/webcasts and will remain available for replay for approximately one month following the meeting.

By Order of the Board of Directors Stephanie L. Schaeffer Corporate Secretary September 14, 2012

Registered stockholders can vote in one of four ways:

Visit the website listed on your proxy card to vote via the internet;

Call the telephone number on your proxy card to vote by telephone;
Sign, date, and return your proxy card in the enclosed envelope to vote by mail; or
Attend the meeting to vote in person.

Beneficial owners whose shares are held in the account of or name of a bank, broker, or other holder of record, follow the instructions you receive from the holder of record to vote your shares held in that account.

Important notice regarding the availability of proxy materials for the 2012 Annual Meeting of Stockholders to be held on October 23, 2012: Paychex, Inc.’s Proxy Statement and Annual Report for the year ended May 31, 2012 are available at http://investor.paychex.com/annual.aspx.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is being mailed to stockholders of Paychex, Inc. (“Paychex,” the “Company,” “we,” or “our ”), a Delaware corporation, on or about September 14, 2012, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, October 23, 2012 at 10:00 a.m. Eastern Time at The Strong, One Manhattan Square, Rochester, NY, 14607.

Stockholders Entitled to Vote and Outstanding Shares

Stockholders of record of our common stock as of the close of business on August 24, 2012, the record date fixed by the Board, are entitled to notice of and to vote at the Annual Meeting. Each share entitles its owner to one vote. As of August 24, 2012, 363,793,561 shares of common stock were issued and outstanding. The holders of a majority of the shares entitled to vote (181,896,782 shares) must be present at the Annual Meeting in person or by proxy in order to constitute a quorum. A quorum is necessary to hold a valid meeting.

How to Vote

Your vote is very important and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy.

Registered Stockholders:    If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record of those shares. Please vote by proxy in accordance with the instructions on your proxy card, or the instructions you receive through electronic mail.

A registered shareholder can vote in one of four ways:

•

Via the Internet — Go to the website noted on your proxy card in order to vote via the Internet. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•	By telephone — Call the toll-free telephone number indicated on your proxy card and following the voice prompt instructions to vote by telephone. Telephone voting is available 24 hours a day.

•

By mail — Mark your proxy card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

•

In person – You may vote your shares at the Annual Meeting if you attend in person, even if you previously submitted a proxy card or voted via Internet or telephone. Whether or not you plan to attend the Annual Meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

Proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on Monday, October 22, 2012. If you vote by telephone or the Internet, you do not need to return your proxy card.

Beneficial Stockholders:    If your shares are held in a brokerage account in the name of your bank, broker, or other holder of record (this is called “street name”), you are not a registered stockholder, but rather are considered a “beneficial owner” of those shares. Your bank, broker, or other holder of record will send you instructions on how to vote your shares. If you are a beneficial owner, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Voting by Participants in the Paychex Employee Stock Ownership Plan Stock Fund:    If you are a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex 401(k) Incentive Retirement Plan (the “401(k) Plan”), you will receive a proxy card and can vote those shares using the methods previously described. This will serve as a voting instruction for Fidelity Management Trust Company (the “Trustee”), who is the holder of record for the shares in the ESOP. As a participant in the ESOP, you have the right to direct the Trustee on how to vote the shares of common stock credited to your account at the Annual Meeting. The participants’ voting instructions will be tabulated confidentially. Only the Trustee and/or the tabulator will have access to each participant’s individual voting direction. If you do not submit voting instructions for your shares of common stock in the ESOP, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants. Voting instructions by ESOP participants must be received by 11:59 p.m. Eastern Time on October 18, 2012. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

Changing or Revoking Your Proxy

Registered stockholders may change a properly executed proxy at any time prior to it being voted at the Annual Meeting by:

•	providing written notice of revocation to the Corporate Secretary;

•	submitting a later-dated proxy via the Internet, telephone, or mail; or

•	voting in person at the Annual Meeting.

Beneficial stockholders should contact their broker, bank, or other holder of record for instructions on how to change their vote.

If you are a participant in the ESOP, you may change a properly executed proxy at any time prior to 11:59 p.m. Eastern Time on October 18, 2012 by submitting a proxy that has a more recent date than the original proxy by internet, telephone, or mail. You may not, however, change your voting instructions in person at the Annual Meeting because the Trustee will not be present.

General Information on Voting

All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. You should specify your choice for each matter on your proxy card. However, if you do not specify your choices on your returned proxy card, then your shares will be voted as follows:

•	FOR the nine nominees for election to the Board;

•	FOR the advisory approval of the Company’s named executive officer (“NEO”) compensation; and

•	FOR the ratification of the selection of the independent registered accounting firm (the “independent accountants”).

If you are a beneficial owner, in order to ensure your shares are voted the way you would like, you must provide voting instructions to your bank, broker, or other holder of record. If you do not provide your voting instructions to that party, whether your shares can be voted depends on the type of item being considered for vote. New York Stock Exchange rules allow your bank, broker, or other holder of record to use its own discretion and vote your shares on routine matters. A bank, broker, or other holder of record does not have discretion to vote your shares on non-routine matters (known as “broker non-votes”). Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal since they are not deemed to be duly cast nor entitled to vote, but they will be counted for the purpose of determining the presence or absence of a quorum. Therefore, we urge you to give voting instructions to your broker on all voting items.

Abstentions are also counted for the purposes of establishing a quorum, but will have the same effect as a vote against a proposal, except in regards to the election of directors. For this item, abstentions will have no direct impact.

Vote Required

The table below shows the vote required to approve each of the proposals described in this Proxy Statement, assuming the presence of a quorum at the Annual Meeting. With respect to Proposals 1, 2, and 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of nine nominees to the Board of Directors	Majority of the votes duly cast	No
Proposal 2: Advisory approval of the Company’s NEO compensation	Majority of the shares present in person or by proxy and entitled to vote	No
Proposal 3: Ratification of the selection of the independent accountants	Majority of the shares present in person or by proxy and entitled to vote	Yes

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information on beneficial ownership of common stock of the Company as of July 31, 2012 by:

•

any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities;

•	each director and nominee for director of the Company;

•	each of the NEOs of the Company named in the Fiscal 2012 Summary Compensation Table, contained in the Named Executive Officer Compensation section of this Proxy Statement; and

•	all directors, NEOs, and executive officers of the Company as a group. This information is based upon reports filed by such persons with the Securities and Exchange Commission (“SEC”).

Name	Amount of Beneficial Ownership of Common Stock(1)	Percent of Class(1)
More than 5% owners:
B. Thomas Golisano(2),(3),(4) 1 Fishers Road Pittsford, NY 14534	37,957,796	10.4%

Directors:
B. Thomas Golisano(2),(3),(4)	37,957,796	10.4%
Joseph G. Doody(5),(6)	25,159	**
David J. S. Flaschen(5),(6)	102,332	**
Phillip Horsley(5),(6)	157,036	**
Grant M. Inman(4),(5),(6)	260,165	**
Pamela A. Joseph(5),(6)	55,416	**
Martin Mucci(5),(6)	474,690	**
Joseph M. Tucci(5),(6)	87,916	**
Joseph M. Velli(5),(6)	54,249	**

Named Executive Officers:
Martin Mucci(5),(6)	474,690	**
Efrain Rivera(5),(6)	19,624	**
Mark A. Bottini(5)	12,485	**
Michael E. Gioja(5),(6)	61,968	**
Kevin N. Hill(5),(6)	80,427	**
John M. Morphy(6)	116,300	**
All directors, NEOs, and executive officers of the Company as a group (16 persons)(5),(6)	39,531,762	10.8%

**	Indicated percentage is less than 1%.

(1)

Based upon the number of shares of common stock issued and outstanding as of July 31, 2012. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days by exercise of options.

(2)

Included in shares beneficially owned for Mr. Golisano are 278,068 shares owned by the B. Thomas Golisano Foundation, of which Mr. Golisano is a member of the foundation’s six-member board of trustees. Mr. Golisano disclaims beneficial ownership of these shares.

(3)	Mr. Golisano has 11,430,295 shares pledged as security.

(4)	Included in shares beneficially owned are shares held in the names of family members or other entities: Mr. Golisano — 70,481 shares; and Mr. Inman — 136,949 shares.

(5)

Included in shares beneficially owned are unvested restricted stock: Mr. Doody — 1,832 shares; Mr. Flaschen — 3,754 shares; Mr. Horsley — 1,832 shares; Mr. Inman — 3,754 shares; Ms. Joseph —3,754 shares; Mr. Mucci — 100,271 shares; Mr. Tucci — 3,754 shares; Mr. Velli —3,754 shares; Mr. Rivera — 7,621 shares; Mr. Bottini — 12,442 shares; Mr. Gioja — 24,091 shares; Mr. Hill — 21,957 shares; and all directors, NEOs, and executive officers as a group — 211,789 shares.

(6)

Included in shares beneficially owned are shares that may be acquired upon exercise of options, which are exercisable on or prior to September 29, 2012: Mr. Doody — 17,233 shares; Mr. Flaschen — 71,092 shares; Mr. Horsley — 53,552 shares; Mr. Inman — 71,092 shares; Ms. Joseph — 41,092 shares; Mr. Mucci — 350,259 shares; Mr. Tucci — 71,092 shares; Mr. Velli — 38,092 shares; Mr. Rivera — 11,095 shares; Mr. Gioja — 35,070 shares; Mr. Hill — 55,639 shares; Mr. Morphy — 110,000 shares; and all directors, NEOs, and executive officers as a group — 963,436 shares.

PROPOSAL 1  —  ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Stockholders annually elect directors to serve for a term of one year and until the directors’ successors have been elected and qualified. The nine persons listed below, each of whom currently serves as a director, have been nominated for election to the Board by the Company’s Governance and Compensation Committee. Seven of the nine nominees are neither employees nor former employees of the Company. If elected, each nominee will hold office until the 2013 Annual Meeting of Stockholders and until his or her successor is elected and has qualified. Although the Board believes that all of the nominees will be available to serve as a director, the persons named in the enclosed proxy may exercise discretionary authority to vote for substitute nominees proposed by the Board. Below we identify and describe the key experience, qualifications, and skills our directors bring to the Board that are important in light of our business and structure. Also included below are any public company directorships held during the past five years and directors’ periods of service to our Board.

B. Thomas Golisano

Director Since 1979

Age 70

Mr. Golisano founded Paychex in 1971 and is Chairman of the Board of the Company. Until October 2004, he served as President and Chief Executive Officer of the Company. He serves on the board of trustees of the Rochester Institute of Technology. Mr. Golisano serves as a director of numerous non-profit organizations and private companies, and is founder and member of the board of trustees of the B. Thomas Golisano Foundation. He serves on our Executive Committee. Mr. Golisano has extensive executive experience as the founder and former Chief Executive Officer of Paychex, which provides him with in-depth knowledge of the operations of the Company and qualifies him to lead the Board.

Joseph G. Doody

Director Since 2010

Age 60

Mr. Doody has served as President, North American Delivery of Staples, Inc., an office products company, since 1998. From 1974 through 1998, Mr. Doody held several managerial positions with Eastman Kodak Company, an imaging technology company, most recently serving as General Manager and Vice President, North America, Office Imaging. Mr. Doody serves as a director of Casella Waste Systems, Inc. and is a member of the Executive Advisory Committee for the Simon Graduate School of Business at the University of Rochester. He serves on our Audit Committee. Mr. Doody has a strong understanding of small-to medium-sized businesses, gained from working with such businesses during his tenure at Staples. This understanding of our target market provides our Board with important operational insight.

David J. S. Flaschen

Director Since 1999

Age 56

Mr. Flaschen is an investor and advisor to a number of private companies providing business, marketing, and information services. From 2005 through 2011, he was a partner with Castanea Partners, a private equity investment firm. Mr. Flaschen is a director of various private companies. He is the Chairman of our Audit Committee and serves on our Investment Committee and Governance and Compensation Committee. Mr. Flaschen has extensive knowledge of information and marketing services through his prior positions as investment advisor to companies in these lines of business. His financial expertise is a great benefit to the Board and its committees, acquired through his role in assessing financial performance of other companies and in reviewing and understanding financial statements.

Phillip Horsley

Director Since 2011

Age 73

Mr. Horsley is the founder of Horsley Bridge Partners, a leading manager of private equity investments for institutional investors for more than 20 years. Mr. Horsley was a director of the Company from 1982 through 2009, and was reappointed to the Board in 2011. He serves on our Investment Committee and Governance and

Compensation Committee. Mr. Horsley has a strong background in finance and business and has expertise in investment management. Mr. Horsley’s long-term relationship with the Company provides him with extensive knowledge of the Company’s history and operating environment.

Grant M. Inman

Director Since 1983

Age 70

Mr. Inman is the founder and General Partner of Inman Investment Management, a private investment company formed in 1998. He is a director of Lam Research Corporation and several private companies. He was a director of Wind River Systems, Inc. until July 2009. Mr. Inman is a trustee of the University of California, Berkeley Foundation. He is the Chairman of our Investment Committee and serves on our Audit Committee and Governance and Compensation Committee. Mr. Inman has a strong background in finance, business, and entrepreneurial experience, and has expertise in investment management. Additionally, Mr. Inman’s 29-year tenure on the Board provides him with extensive knowledge of the Company.

Pamela A. Joseph

Director Since 2005

Age 53

Ms. Joseph is Vice Chairman of U.S. Bancorp Payment Services and Chairman of Elavon (formerly NOVA Information Systems, Inc.), a wholly owned subsidiary of U.S. Bancorp. U.S. Bancorp Payment Services and Elavon manage and facilitate consumer and corporate card issuing, as well as payment processing. Ms. Joseph has been Vice Chairman of U.S. Bancorp since December 2004 and serves on its 14-member managing committee. She is a director of Centene Corporation. Ms. Joseph serves on our Audit Committee and Executive Committee. She has extensive executive experience in the financial services industry, and brings a wealth of technology insight to the Board and its committees.

Martin Mucci

Director Since 2010

Age 52

Mr. Mucci has served as President and Chief Executive Officer of the Company since September 2010. Mr. Mucci joined the Company in 2002 as Senior Vice President, Operations. Prior to joining Paychex, he held senior level positions with Frontier Telephone of Rochester, a telecommunications company, over the course of his 20-year career. Mr. Mucci is a director of Cbeyond, Inc. He is the immediate past Chairman of the St. John Fisher College Board of Trustees, and also serves as the Chairman of the Catholic Family Center Board of Governors. He is Chairman of our Executive Committee. The Board selected Mr. Mucci to serve as a director because he provides day-to-day leadership as the current Chief Executive Officer of Paychex, giving him intimate knowledge of the Company, its operations, and opportunities.

Joseph M. Tucci

Director Since 2000

Age 65

Mr. Tucci has been the Chairman of the Board of Directors of EMC Corporation, the world leader in information infrastructure technology and solutions, since January 2006. He has been Chief Executive Officer and President of EMC Corporation since January 2001, and President since January 2000. Mr. Tucci is also Chairman of the Board of Directors of VMware, Inc. He is Chairman of our Governance and Compensation Committee. Mr. Tucci’s experience as Chief Executive Officer of EMC Corporation provides him with extensive executive management experience and knowledge of the challenges a company faces due to rapid changes in the marketplace.

Joseph M. Velli

Director Since 2007

Age 54

Mr. Velli has been Chairman and Chief Executive Officer of BNY ConvergEx Group, LLC, a leading global agency brokerage and technology company offering a comprehensive suite of investment services, since

October 2006. Prior to the formation of BNY ConvergEx Group, he was a Senior Executive Vice President of The Bank of New York since September 1998 and assumed the additional role of Chief Executive Officer of BNY Securities Group in October 2002. He is a director of E*Trade Financial Corporation. He serves on our Investment, Governance and Compensation, and Executive Committees. Mr Velli has extensive knowledge of the capital markets and plays a key role in the Board’s discussions of the Company’s investments and liquidity.

Our Bylaws provide that each director shall be elected by a majority of the votes cast for the director at any meeting for the election of directors at which a quorum is present. If a nominee that is an incumbent director does not receive a required majority of the votes cast, the director shall offer to tender his or her resignation to the Board. The Governance and Compensation Committee of the Board shall consider such offer and will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the committee’s recommendation and will determine whether to accept such offer.

The Board of Directors recommends the election of each of the nominees identified above. Unless otherwise directed, the persons named in the enclosed proxy will vote the proxy FOR the election of each of these nominees.

DIRECTOR COMPENSATION

FOR THE FISCAL YEAR ENDED MAY 31, 2012

Director compensation is set by the Governance and Compensation Committee and approved by the Board. The Board’s authority cannot be delegated to another party. The Company’s management does not play a role in setting Board compensation. The Company compensates the independent directors of the Board using a combination of cash and equity-based compensation. Martin Mucci, President and Chief Executive Officer (“CEO”), receives no compensation for his services as director. Rather, the compensation received by Mr. Mucci in his role as President and CEO is shown in the Fiscal 2012 Summary Compensation Table, contained in the Named Executive Officer Compensation section of this Proxy Statement.

Cash Compensation

The annual cash compensation paid to the independent directors in effect for the fiscal year ended May 31, 2012 (“fiscal 2012”) is as follows:

Compensation Element	Amount
Annual cash retainer, applicable to all independent directors	$70,000
Audit Committee member annual retainer	$10,000
Governance and Compensation Committee member annual retainer	$7,500
Investment Committee member annual retainer	$5,000
Executive Committee member annual retainer	$5,000
Audit Committee Chair annual retainer	$20,000
Governance and Compensation Committee Chair annual retainer	$12,500

The cash compensation component is comprised solely of annual retainers, which are paid in quarterly installments. These retainers are paid for participation on the Board with separate retainers for committee membership. In addition to their committee membership retainers, the chairs of the Audit Committee and Governance and Compensation Committee receive retainers in recognition for their time contributed in preparation for committee meetings.

Mr. Golisano, who is not an independent director, received an annual retainer of $200,000 for his services as Chairman of the Board, paid in quarterly installments. The Chairman of the Board does not receive any equity-based compensation.

Equity-Based Compensation

Fiscal 2012 grants:    Equity-based compensation awarded for fiscal 2012 consists of a blend of stock options and restricted stock. In July 2011, all independent directors received an annual award under the Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated October 13, 2010 (the “2002 Plan”) with the following terms:

	Restricted Stock Awards	Option Awards
Grant Date	July 7, 2011	July 7, 2011
Exercise Price	NA	$31.63
Quantity	1,652	11,468
Vesting Schedule(1)	On the first anniversary of the date of grant.	On the first anniversary of the date of grant.
Certain Restrictions	Shares may not be sold during the director’s tenure as a member of the Board, except as necessary to satisfy tax obligations.
Other	Upon the discretion of the Board, unvested shares may be accelerated in whole or in part for certain events including, but not limited to, director retirement.(2)	Unvested options outstanding upon the retirement of a Board member will be canceled.

(1)

The vesting schedule for the directors’ restricted stock and stock option grants was changed for the July 2011 grant. It was shortened from a three-year cliff vest for restricted stock and three-year pro-rata vest for non-qualified options.

(2)	Retirement eligibility for this purpose begins at age 55 or older with ten years of service as a member of the Board.

The equity-based compensation structure for independent directors was based on a total value of approximately $100,000 per director, with approximately 50% awarded in the form of stock options and 50% in the form of restricted stock. The quantity of equity awards granted varies based on the estimated fair value as of the grant date.

Awards realized:    In July 2011, the restricted stock awards granted in July 2008 lapsed. For Messrs. Flaschen, Inman, Tucci, and Velli, and Ms. Joseph, 1,875 shares lapsed resulting in a value of $58,744 for each director. In October 2011, 1,442 shares of restricted stock granted to Mr. Doody in October 2010 lapsed, resulting in a value of $40,722.

Subsequent events:    In July 2012, the Board granted each independent director 15,052 options to purchase shares of the Company’s common stock at an exercise price of $31.50 per share and 1,832 shares of restricted stock. The terms of these awards were similar to the equity awards granted in July 2011. The award quantities are based on an estimated total value of approximately $115,000 per director. In addition, in July 2012, Mr. Golisano’s annual retainer was increased to $250,000.

Deferred Compensation Plan

We maintain a non-qualified and unfunded deferred compensation plan in which all independent directors are eligible to participate. Directors may elect to defer up to 100% of their Board cash compensation. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices, which the participant may change at any time. We do not match any participant deferral or guarantee a certain rate of return. The interest rates earned on these investments are not above-market or preferential. Refer to the Non-Qualified Deferred Compensation table and discussion within the Named Executive Officer Compensation section of this Proxy Statement for a listing of investment funds available to participants and the annual rates of return on those funds. Mr. Flaschen deferred 100% of his Board cash compensation under this plan through December 31, 2011. No directors are currently deferring compensation under the plan at this time.

Benefits

We reimburse each director for expenses associated with attendance at Board and committee meetings.

Stock Ownership Guidelines

The Governance and Compensation Committee set stock ownership guidelines for our independent directors with a value of four times his or her annual Board retainer, not including any committee retainers. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. The independent directors are expected to attain the ownership guideline within five years after the later of first becoming a director or the initial adoption of the guideline. Directors must hold underlying stock received through restricted stock awards until their service on the Board is complete, with the exception of those shares sold as necessary to satisfy tax obligations. For the purpose of achieving the ownership guideline, unvested restricted stock awarded to the directors is included. All independent directors are compliant with the stock ownership guidelines.

Prohibition on Hedging or Speculating In Company Stock

Directors must adhere to strict standards with regards to trading in Paychex stock. They may not, among other things:

•	speculatively trade in Paychex stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Fiscal 2012 Director Compensation

The table below presents the total compensation received from the Company by all directors for fiscal 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2),(4)	Option Awards ($)(3),(4)	Total ($)
B. Thomas Golisano	$200,000	$—	$—	$200,000
Joseph G. Doody	$80,000	$52,253	$49,427	$181,680
David J. S. Flaschen(5)	$112,500	$52,253	$49,427	$214,180
Phillip Horsley	$79,375	$52,253	$49,427	$181,055
Grant M. Inman	$92,500	$52,253	$49,427	$194,180
Pamela A. Joseph	$85,000	$52,253	$49,427	$186,680
Joseph M. Tucci	$90,000	$52,253	$49,427	$191,680
Joseph M. Velli	$87,500	$52,253	$49,427	$189,180

(1)	The amounts in this column are as described previously under “Cash Compensation.”

(2)

The amounts in this column reflect the fair value of $31.63 per share for restricted stock awards granted on July 7, 2011, and do not reflect whether the recipient has actually realized a financial gain from these awards (such as a lapse in the restrictions on a restricted stock award). The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant.

(3)

The amounts in this column reflect the fair value of $4.31 per option granted on July 7, 2011, as determined using a Black-Scholes option pricing model, and do not reflect whether the recipient has actually realized a financial gain from these awards (such as by exercising stock options). The assumptions used in determining the fair value of these options were: risk-free rate of 2.0%; dividend yield of 4.2%; volatility factor of .23; and expected option term life of 5.5 years.

(4)	As of May 31, 2012, each director had the following equity awards outstanding:

Director	Restricted Stock Outstanding (Shares)	Stock Options Outstanding (Shares)
Joseph G. Doody	1,652	17,233
David J. S. Flaschen	5,449	78,654
Phillip Horsley	1,652	58,552
Grant M. Inman	5,449	73,654
Pamela A. Joseph	5,449	43,654
Joseph M. Tucci	5,449	78,654
Joseph M. Velli	5,449	40,654

(5)	Through December 31, 2011, Mr. Flaschen deferred 100% of his cash fees earned to our non-qualified and unfunded deferred compensation plan.

CORPORATE GOVERNANCE

Information About the Board of Directors and Corporate Governance

The Board is elected by the stockholders to oversee the overall success of the Company, review its operational and financial capabilities, and periodically assess its long-term strategic objectives. The Board serves as the final decision-making body of the Company, except for those matters reserved to stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the day-to-day business of the Company. The Board acts as an advisor to senior management and ultimately monitors management’s performance.

The Board has adopted a set of Corporate Governance Guidelines as a statement of principles guiding the Board’s conduct. A copy of these guidelines can be found on our website at: http://static.paychexinc.com/a/d/investor/Corporate-Governance-Guidelines.pdf.

Board Leadership Structure

The Board’s current leadership structure is comprised of:

•	Chairman of the Board and non-independent director (Mr. Golisano);

•	The President and CEO as a non-independent director (Mr. Mucci);

•	An independent director serving as a Lead Independent Director (Mr. Tucci);

•	and six additional independent directors.

The Board believes this structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. The Board currently separates the role of Chairman of the Board from the CEO. We believe that the Company is best served by having a Chairman who has in-depth knowledge of the Company’s operations and the industry, but is not involved in the day-to-day operations of the Company. Mr. Golisano’s extensive experience as founder and former CEO qualifies him to lead the Board, particularly as it focuses on strategic risks and opportunities facing the Company.

Our Lead Independent Director has responsibility for conducting regularly scheduled executive sessions of the independent directors and such other responsibilities as the independent directors may assign. Regularly scheduled executive sessions of the independent members of the Board, without members of management present, are held in conjunction with meetings of the Board. As appropriate, matters presented to the Board by the Governance and Compensation Committee are reviewed and discussed in executive session by the independent directors.

Risk Oversight

One of the most important functions of the Board is oversight of risks inherent in the operation of the Company’s business. Senior management is responsible for the day-to-day management of risks facing the Company. The Board implements its risk oversight function both as a whole and through delegation to Board committees. The Board receives regular reports from officers on particular risks within the Company, through review of the Company’s strategic plan, and through regular communication with its committees. The Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk management function. In general, the committees oversee the following risks:

•	The Audit Committee oversees risks related to financial controls; legal, regulatory and compliance risks; data security risk; and fraud risk.

•	The Investment Committee has established a policy outlining risk-tolerance and detailing requirements for the Company’s investment portfolios, and oversees compliance with that policy.

•

The Governance and Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below, as well as risks related to corporate governance matters including succession planning, director independence, and related person transactions.

The responsibilities of each committee are detailed in the individual committee charters, which are available on the Company’s website and are summarized in the “Board Meetings and Committees” section that follows.

The Governance and Compensation Committee regularly reviews the risks and rewards associated with our compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. As part of its risk oversight, an assessment is conducted annually of risks arising from the Company’s compensation programs. The Governance and Compensation Committee reviewed such programs with its independent compensation consultant. The Governance and Compensation Committee’s assessment included a review of mitigating factors including the performance metrics used in each compensation arrangement, the balance of fixed and variable and short-term and long-term compensation, stock ownership guidelines, and recoupment and other forfeiture provisions. Based on this review, the Governance and Compensation Committee concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Meetings and Committees

The Board held four meetings during fiscal 2012. To the extent practicable, directors are expected to attend all Board meetings and meetings of the committees on which they serve. During fiscal 2012, each director attended more than 85% of the Board meetings and committee meetings on which the director served. Directors are encouraged to attend annual meetings of stockholders. All directors attended the 2011 Annual Meeting of Stockholders.

The Board has established four standing committees with the following director assignments and independence determination:

Name	Independence(1)	Executive Committee	Audit Committee(2)	Investment Committee	Governance and Compensation Committee(3)
B. Thomas Golisano		X
Martin Mucci		Chairman
Joseph G. Doody	X		X
David J. S. Flaschen(4)	X		Chairman	X	X
Phillip Horsley	X			X	X
Grant M. Inman	X		X	Chairman	X
Pamela A. Joseph	X	X	X
Joseph M. Tucci	X				Chairman
Joseph M. Velli	X	X		X	X
Number of meetings held by committee during fiscal 2012		1	6	4	4

(1)	Directors are independent within the meaning of applicable SEC and NASDAQ director independence standards.

(2)	All members of the Audit Committee meet the independence, experience, and other applicable NASDAQ listing requirements and applicable SEC rules regarding independence.

(3)	All members of the Governance and Compensation Committee meet the NASDAQ independence criteria.

(4)	Mr. Flaschen qualifies as an “Audit Committee Financial Expert,” as defined by applicable SEC rules.

Executive Committee:    The primary responsibility of the Executive Committee is to exercise all the powers and authority of the Board except as limited by law.

Audit Committee:    The primary responsibilities of the Audit Committee are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system, and financial risk management processes;

•	review the performance and independence of the Company’s independent accountants;

•	review and appraise the performance of the Company’s internal auditors;

•	provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors, and the Board; and

•	review significant risk exposures and processes to monitor, control, and report such exposures; annually reporting on such information to the Board.

Investment Committee:    The primary responsibilities of the Investment Committee are to:

•	review the Company’s investment policies and strategies, and the performance of the Company’s investment portfolios; and

•	determine that the investment portfolios are managed in compliance with the established investment policy.

Governance and Compensation Committee:    The primary responsibilities of the Governance and Compensation Committee are to:

•	evaluate and determine compensation for the directors, CEO, and senior executive officers;

•	provide general oversight with respect to governance of the Board, including periodic review and assessment of corporate governance policies;

•	evaluate compensation policies for mitigating factors on risk that are reasonably likely to have a material adverse effect on the Company;

•	identify, evaluate, and recommend to the Board candidates for nomination for election to the Board; and

•	review annually the independence of directors.

The Audit, Investment, and Governance and Compensation Committees’ responsibilities are more fully described in each committee’s charter adopted by the Board, which are accessible on the Company’s website at http://investor.paychex.com/governance.

Nomination Process

The Governance and Compensation Committee is responsible for recommending candidates to the full Board to either fill vacancies or stand for election at each annual meeting of stockholders. The committee follows the Board’s Nomination Policy, which is included in the Governance and Compensation Committee Charter. The Board does not have a formal policy regarding diversity. However, the Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, and relationships relevant to the then-current needs of the Board and the Company.

In evaluating candidates for nomination to the Board, including candidates for nomination recommended by a stockholder, the Nomination Policy requires Governance and Compensation Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company, based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. In identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Nomination Policy requires Governance and Compensation Committee members to determine whether such incumbent director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of their continuity and familiarity with the Company’s business. The Board has previously used a third-party search firm to identify director candidates and the charter authorizes the Governance and Compensation Committee to continue this practice.

The Nomination Policy requires the Governance and Compensation Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to do so may recommend candidates for nomination by identifying such candidates and providing relevant biographical information in written communications to the Chairman of the Governance and Compensation Committee in accordance with the policy described in the section entitled “Communications with the Board of Directors.”

Policy on Transactions with Related Persons

Related persons include our executive officers, directors, director nominees, and holders of more than 5% of our stock, as well as their immediate family members. It is the Company’s policy to avoid transactions with related persons. However, there may be occasions when a transaction with a related person is in the best interest of the Company. The Company’s policies and procedures for review and approval of related-person transactions appear in the Company’s Standards of Conduct, Conflict of Interest, and Employment of Relatives Standards, which are internally distributed, and in the Company’s Code of Business Ethics and Conduct, which is posted on the Company’s website at http://investor.paychex.com/governance.

Officers are required to disclose specified transactions, which include certain financial interests in or relationships with any supplier, customer, partner, subcontractor, or competitor; serving on the board of non-profit organizations; and engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the types of entities listed above. The Company reviews and determines if a conflict of interest exists related to any such transactions. For officers, the Company’s Chief Financial Officer (“CFO”) oversees the review of such transactions.

Members of the Board are required to disclose to the Chairman of the Board or the Chair of the Governance and Compensation Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, including engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Company’s finance department annually reviews the Company’s listing of related parties for determination of potential related-person transactions that would be disclosable in the Company’s periodic reports or proxy materials under United States (“U.S.”) generally accepted accounting principles (“GAAP”) and SEC rules. The Governance and Compensation Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review and approval of transactions of the Company in excess of $120,000 in which a director, executive officer, or an immediate family member of a director or executive officer has an interest. For fiscal 2012, the following transactions were identified and communicated to the Governance and Compensation Committee:

•

Mr. Tucci, a member of the Board, is the Chairman, President, and Chief Executive Officer of EMC Corporation. During fiscal 2012, the Company purchased through negotiated transactions approximately $2.6 million of data processing equipment and software from EMC Corporation. Mr. Tucci was not personally involved in the negotiation of these transactions.

•

Mr. Doody, a member of the Board, is the President for North American Delivery, a significant business segment of Staples, Inc. During fiscal 2012, the Company purchased through negotiated transactions approximately $1.8 million of office supplies from Staples, Inc. Mr. Doody was not personally involved in the negotiation of these transactions.

Governance and Compensation Committee Interlocks and Insider Participation

None of the members of the Governance and Compensation Committee were at any time during fiscal 2012, or at any other time, an officer or employee of the Company. Mr. Tucci, a member of the Board, is Chairman of the Governance and Compensation Committee, and is also an executive of EMC Corporation. As noted above, the Company purchases data processing equipment and software from EMC Corporation. During fiscal 2012, no member of the Governance and Compensation Committee or Board was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Paychex served.

Communications with the Board of Directors

The Board has established procedures to enable stockholders and other interested parties to communicate in writing with the Board, including the chairman of any standing committee of the Board. Written communications should be clearly marked: “Stockholder and Other Interested Parties — Board Communication,” and be mailed to

Paychex, Inc. at 911 Panorama Trail South, Rochester, New York, 14625-2396, Attention: Corporate Secretary. In the case of communications intended for committee chairmen, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Corporate Secretary will promptly forward all stockholder and other interested party communications to the Board or to the appropriate standing committee of the Board, as the case may be.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file reports of their ownership and changes in their ownership of the Company’s equity securities with the SEC. Based solely on our review of information supplied to the Company and filings made with the SEC, the Company believes that during fiscal 2012, its directors, executive officers, and greater than 10% beneficial owners have complied in a timely manner with all applicable Section 16 filing requirements.

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has a Code of Business Ethics and Conduct that applies to all of its directors, officers, and employees. The Company requires all to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our directors, officers, and employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all employees are reminded of and asked to affirmatively acknowledge their obligation to follow the code. The Code of Business Ethics and Conduct is available for review on the Company’s website at http://investor.paychex.com/governance. The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Business Ethics and Conduct that relates to any element of the code of ethics definition enumerated in Item 406 of SEC Regulation S-K by posting such information on its website at the address specified above.

PROPOSAL 2  —  ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our NEOs. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies, and practices as described in this Proxy Statement. Before you vote, we encourage you to read the Compensation Discussion and Analysis (“CD&A”) and Named Executive Officer Compensation sections of this Proxy Statement, which provide detailed information on the Company’s compensation policies and practices, and overall compensation of our NEOs.

Our executive compensation programs are designed to attract, develop, motivate, and retain highly qualified NEOs, who are critical to our success. We believe in a pay-for-performance approach to NEO compensation. Under our compensation programs, the NEOs are rewarded for the achievement of specific annual and longer-term strategic and financial goals of the Company. Some key aspects of our compensation programs are as follows:

•

NEO compensation is evaluated and determined by our Governance and Compensation Committee, which is entirely comprised of independent directors. This committee utilizes the services of an independent consultant to advise them on matters of executive compensation.

•

Our executive compensation program is designed to implement core compensation principles, including alignment with stockholders’ interests, long-term value creation, and pay-for-performance. On average, 88% of total target compensation for our CEO and 82% of total target compensation for other applicable NEOs for fiscal 2012 was variable, where the amount realized will be dependent on achievement of financial targets or, in the case of certain time-vested equity awards, the value of the Company’s stock.

•	A mix of annual and long-term incentive programs creates a balance between short-term and long-term focus, reducing risk in the compensation programs.

•

Our equity-based, long-term incentive awards include a mix of options, time-vested restricted stock awards, and performance shares. In July 2011, the Board gave a special, one-time Long-Term Incentive Plan (“LTIP”) award in the form of non-qualified performance stock options to focus the leadership team on the strategic plan related to the long-term growth of the Company.

In addition, we have responsible compensation practices that ensure consistent leadership and decision-making, certain of which are intended to mitigate risk. These include:

•	Stock ownership guidelines for directors and executive officers, designed to align the executives’ long-term financial interests with those of our stockholders.

•	Prohibition of hedging of the Company’s stock for both directors and executive officers.

•	A long-standing insider trading policy.

•

Annual Officer Performance Incentive Program (the “annual incentive program”) and equity-based compensation agreements containing certain recoupment, non-compete, and other forfeiture provisions that will allow the Company to cancel all or any outstanding portion of equity awards and recoup the gross value of any payouts under the annual incentive program, vested restricted shares, or profits from exercises of options.

The Governance and Compensation Committee, along with the Board, believe that the policies, procedures, and amounts of compensation discussed here, and described further in this Proxy Statement, are effective in achieving the desired goals of aligning our executive compensation structure with the interests of our stockholders. To indicate approval of our executive compensation, a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting must be voted for the proposal.

This say-on-pay vote is advisory, and therefore is not binding on the Company, the Governance and Compensation Committee, or our Board. Our Board values the opinions of our stockholders and, to the extent that there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Governance and Compensation Committee will evaluate whether actions are necessary to address these concerns.

The Board of Directors recommends a vote FOR the advisory vote approving the NEO compensation, as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Introduction:    The CD&A provides you with a description of our executive compensation policies and programs, the decisions made by the Governance and Compensation Committee (the “committee”) regarding executive compensation, and the factors contributing to those decisions. This discussion focuses on the compensation of our NEOs for fiscal year 2012, who were:

Name	Title
Martin Mucci	President and Chief Executive Officer (principal executive officer)
Efrain Rivera	Senior Vice President, Chief Financial Officer, and Treasurer (principal financial officer since August 1, 2011)
Mark A. Bottini	Senior Vice President, Sales
Michael E. Gioja	Senior Vice President, Information Technology, Product Management and Development
Kevin N. Hill	Vice President, Insurance and HR Solutions Services
John M. Morphy(1)	Retired Senior Vice President, Chief Financial Officer, and Secretary (principal financial officer through July 31, 2011)

(1)

Mr. Morphy retired from the Company in January 2012. Effective June 1, 2011, Mr. Rivera was appointed as his successor as CFO. Mr. Morphy continued to serve in the capacity of Vice President of Finance from June 1, 2011 until his retirement. He remained the principal financial officer until July 31, 2011, and thus is considered a NEO for fiscal 2012.

Results of the 2011 Say-on-Pay Vote:    In October 2011, we held our first advisory stockholder vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs, with over 97% of the total stockholder votes cast in favor of our NEO compensation as presented in our 2011 Proxy Statement. As we evaluated our compensation practices and talent needs throughout fiscal 2012, we remained mindful of the strong support for our compensation policies and practices communicated by our stockholders at the last annual meeting. As a result, the committee continued to apply the same approach to setting executive compensation given our pay-for-performance philosophy, which we believe effectively links our NEOs’ compensation to our performance through its emphasis on short-term and long-term incentive compensation. The committee will continue to consider results from this year’s and future advisory votes to approve NEO compensation.

In October 2011, we also held our first advisory vote on the frequency of future say-on-pay votes. Of total stockholder votes cast, 77% were in favor of an annual say-on-pay vote. In light of these results, our Board has determined that we will hold an annual advisory vote to approve our NEO compensation. Unless the Board subsequently determines otherwise, we will continue to hold advisory votes to approve NEO compensation on an annual basis until the next stockholder advisory vote on the frequency of say-on-pay votes, which will be held no later than the Annual Meeting of Stockholders to be held in 2017.

Compensation Program Changes for Fiscal 2012:    As mentioned above, given the strong support of our stockholders for our executive compensation policies and practices during the 2011 say-on-pay vote, the committee did not make changes to our annual compensation practices. However, in July 2011, the committee implemented a one-time LTIP grant in the form of non-qualified performance stock options. This grant was made to reward the executives for achieving long-term financial goals. The options vest after five years based on achievement against goals established for the fiscal year ending May 31, 2016 (“fiscal 2016”). There is an opportunity to accelerate the vesting for up to one-half of the options after three years based on achievement against goals established for the fiscal year ending May 31, 2014 (“fiscal 2014”). This grant was made as a special, one-time award geared toward this long-term achievement and is not part of the annually recurring awards of long-term, equity-based compensation. Refer to the discussion under “Equity-Based Compensation” within this CD&A for a more detailed discussion of the terms of the LTIP.

For fiscal 2012, a recoupment clause was added to the annual incentive program. This clause allows the Company to recoup a portion of compensation received by the participant in the case where the amounts were predicated on financial statements that were subject to restatement. For further information concerning this clause, refer to the discussion under “Recoupment, Non-Compete, and Other Forfeiture Provisions” within this CD&A.

Business and Financial Highlights:    During fiscal 2012, we continued our strategy as the leading provider of payroll, human resource, and benefit outsourcing to small- to medium-sized businesses throughout the U.S. We continued to drive growth in revenue and profits, while providing industry-leading service and products to our clients and their employees.

Our financial results for fiscal 2012 were solid and reflected continued gradual improvement in many of our key business indicators. The most significant indicator was our checks per payroll, which has improved for nine consecutive quarters and reflected year-over-year growth for fiscal 2012 of 2.0%. Reported financial results for fiscal 2012 and their respective growth percentages compared to the fiscal year ended May 31, 2011 (“fiscal 2011”) were as follows:

•	Total service revenue was $2.2 billion, an increase of 7%;

•	Operating income was $853.9 million, an increase of 9%;

•	Operating income, net of certain items (refer to note 1 below), was $810.3 million, an increase of 10%;

•	Net income was $548.0 million, an increase of 6%; and

•	Diluted earnings per share was $1.51, an increase of 6%.

Note 1: Operating income, net of certain items, differs from what is reported under U.S. GAAP as operating income. Refer to Appendix A for a description of this non-GAAP financial measure and for a reconciliation of this measure to our operating income results as reported under U.S. GAAP.

Other factors considered in evaluating the Company’s performance are as follows:

•

We continue to execute in operations at a high level, as demonstrated by client satisfaction results that were at the highest levels in our history. In addition, client retention was approximately 80% of our beginning client base for fiscal 2012, a return to historical levels.

•

We expanded our product portfolios, through internal development and acquisitions, to add value for our clients. In fiscal 2011, we had acquired two software-as-a-service (“SaaS”) companies, SurePayroll, Inc. and ePlan Services, Inc. These acquisitions have created excellent opportunities in their markets, and allow Paychex to offer a full range of payroll and 401(k) outsourcing alternatives. During fiscal 2012, we continued to integrate these acquired companies. In December 2011, we purchased Icon Time Systems, Inc., a provider of time and attendance solutions for small and medium-sized businesses, with whom we previously had a successful relationship through one of our time and attendance offerings. Additionally, we launched new products in fiscal 2012. Our Business Insurance Payment Service relieves business owners of the administrative burden of paying their insurance premiums. Paychex Advisory Select 401(K) is a new offering specifically designed for fee-based financial advisors.

•

We focused on launching enhanced technology to support our existing SaaS products. These included a single sign-on and landing page; Paychex Online Mobile iPad® application and AndroidTM tablet application; and most recently a smartphone application.

•	We continued to invest in our Paychex Next Generation platform and its suite of innovative products, as we believe this is a key building block to our future success.

•	We continue to return capital to our stockholders. In October 2011, the Board approved an increase in our quarterly dividend to stockholders of 3% to $0.32 per share.

During fiscal 2012, we had several changes in our executive team. The changes affecting our NEOs are as follows:

•

Mr. John Morphy, previously our Senior Vice President, CFO, and Secretary, retired in January 2012. He had served as Vice President of Finance from June 1, 2011 until his retirement. He also maintained the role of principal financial officer until July 31, 2011. Mr. Efrain Rivera succeeded Mr. Morphy as CFO in June 2011 and as principal financial officer as of August 1, 2011.

•	Mr. Mark Bottini joined our executive team in the position of Senior Vice President of Sales.

•

Mr. Michael Gioja was promoted to Senior Vice President of Information Technology, Product Management, and Development. Mr. Gioja had previously served as Vice President of Product Management and Development.

•	Mr. Kevin Hill, Vice President of Insurance and HR Solutions Services, took on the additional responsibilities of our Paychex HR Solutions products, and is included as a NEO for the first time.

•

Two officers who had were been NEOs in our 2011 Proxy Statement retired during fiscal 2012. Mr. Michael McCarthy, our retired Vice President of Major Market Services, was succeeded by Mr. Christian Timol in August 2011. Mr. William Kuchta, Vice President of Government Affairs, retired in November 2011.

For more information about our fiscal 2012 business results, see the section of our Fiscal 2012 Annual Report on Form 10-K (“Form 10-K”) titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

How Pay is Tied to Company Performance:    Our executive compensation programs are designed to pay for performance, with a significant portion of the executive compensation not guaranteed. Target compensation is established at the beginning of the performance period by the committee. NEOs have an opportunity to earn actual compensation that varies from target based on achievement against pre-established performance targets. Variable compensation rewards performance and contribution to both short-term and long-term corporate financial performance. For fiscal 2012, variable pay represented 88% of target total compensation for our CEO and 82% of target total compensation for our other applicable NEOs (excludes Mr. Morphy). The pay mix at target for the CEO and other NEOs for fiscal 2012 is displayed below.

Performance targets incorporated into our executive compensation programs typically are based on the financial measures of service revenue and operating income, net of certain items. Our service revenue for fiscal 2012 increased 7%. Our operating income, net of certain items, increased 10% for fiscal 2012, with a resulting operating margin of 37.1%, an improvement of 80 basis points over the prior fiscal year.

The following charts present our results for these key financial indicators for the past five years.

Amounts realized in fiscal 2012 related to performance-based compensation programs for fiscal 2012 and prior years included the following:

•

Payouts under the annual incentive program for fiscal 2012 were earned at 85% of target for the CEO and 84% of target for other applicable NEOs. Achievement was measured against financial targets established at the beginning of fiscal 2012. Actual results improved over the prior year; however, certain elements were lower than the rigorous targets established for the fiscal year.

•

The two-year performance period for the performance shares granted in July 2010 ended on May 31, 2012. The financial targets were set at the beginning of this two-year period, and were based on economic trends experienced at that time. Achievement against these targets resulted in restricted shares earned at 121% of target.

Refer to the section entitled “Pay for Performance” within this CD&A for a more detailed discussion of variable compensation, performance targets established, and actual results against those targets.

Highlights of Executive Compensation Practices:    We maintain governance standards and oversight of our executive compensation policies and practices. The following governance practices were in place during fiscal 2012, and these practices, among other elements of our compensation programs, aid in mitigating risk associated with our compensation programs.

✓	Pay for performance. As previously discussed, a significant portion of executive pay is not guaranteed, but rather tied to key financial metrics that are disclosed to our stockholders.

✓	Balance of short-term and long-term incentives. Our incentive programs provide an appropriate balance of annual and longer-term incentives.

✓	Award caps. Amounts or shares that can be earned under the annual incentive program, as well as under the longer-term performance share and performance option awards, are capped.

✓

Share ownership guidelines.    There are restrictions on sales of vested awards until a NEO has attained ownership of the Company’s stock as follows: CEO – three times base salary; Senior Vice Presidents (“SVP”s) – two times base salary; and Vice Presidents (“VP”s) – one times base salary.

✓

No significant perquisites.    The benefits our NEOs receive in the form of health insurance, life insurance, and Company matching contributions to the 401(k) Plan are the same benefits generally available to all of our employees.

✓

Recoupment, non-compete and other forfeiture provisions.    Our annual incentive program and equity-based compensation agreements contain certain recoupment, non-compete, and other forfeiture provisions that will allow the Company to cancel all or any outstanding portion of equity awards and recover the payouts under the annual incentive plan, gross value of any vested restricted shares, or profits from exercises of options.

✓	No employment agreements. We do not have employment contracts for our NEOs. Employment of all of our executive officers is “at will.”

✓	Double-trigger. Our Change-in-Control Plan for officers is a “double-trigger” arrangement, requiring a change in control and a subsequent termination of employment.

✓	Independent compensation consulting firm. The committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.

✓

Mitigation of undue risk.    The executive compensation program includes features that reduce the possibility of the NEOs, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

Refer to the remainder of this CD&A for a detailed discussion of the overall compensation philosophy, practice, and analysis of elements of the compensation awarded to our NEOs as provided in the Fiscal 2012 Summary Compensation Table, included in the Named Executive Officer Compensation section of this Proxy Statement.

Objectives of Compensation Program

The Company believes in a pay-for-performance approach to NEO compensation. The overall objectives of our officer compensation plan are to tie compensation to our overall financial and strategic objectives; align the interests of NEOs with the interests of our stockholders; reward exceptional individual performance; provide competitive opportunities when compared with companies of comparable size; and attract, retain, and develop highly qualified NEOs.

To achieve these objectives, our officer compensation plan has been designed to:

•	closely link to, and deliver pay opportunities based on, Company and individual performance;

•	base incentives on a focused set of financial, operational, and strategic goals;

•

provide an appropriate mix of individualized base salary, variable compensation, and short- and long-term incentives to deliver additional compensation opportunity for superior performance and reduced compensation opportunity in periods where performance goals are not achieved; and

•	provide clear communication to NEOs, stockholders, and other key parties.

Pay for Performance

For fiscal 2012, a significant portion of the compensation of our NEOs was variable in nature. Variable compensation is comprised of the following:

•	An annual incentive program providing the opportunity to earn additional cash compensation if certain corporate financial goals and individual goals are met for the fiscal year.

•	Other long-term incentives comprised of equity-based awards as follows:

¡	Performance shares providing the opportunity for restricted shares to be granted if pre-established financial goals are met for a two-year performance period.

¡

Our LTIP, a special, one-time grant in the form of non-qualified performance stock options, providing the opportunity for stock options to vest based on longer-term financial goals for periods three and five years out.

¡	Additional long-term incentive components, consisting of time-vested stock options and restricted stock awards, with values depending directly on our stock price performance.

Annual incentive program:    For the annual incentive program, performance targets are established based on the annual financial plan approved by the Board at the beginning of the fiscal year. The performance targets established are intended to provide a balance between a focus on growing revenue and managing our expenses. We believe that performance goals tied to our financial results drive stockholder value.

The weighting of each performance target is determined by the committee when the targets are established and this weighting varies for each NEO based on the individual’s position. Each of the performance targets applicable to a NEO’s annual incentive program provide the NEO an opportunity to earn a percentage of their annualized base salary based on achievement at threshold, target, and maximum. The total percentage of base salary for all performance measures that the officers have the opportunity to earn are as follows:

	Quantitative Component
Position	Threshold	Target	Maximum	Qualitative Component
CEO	30%	100%	180%	20%
SVP	20%	65%	110%	10%
VP	10%	40%	70%	10%

An NEO has the opportunity to earn a payout at performance below or above target. Thresholds are set as the floor with any achievement below threshold resulting in no payout for the respective performance metric. Maximums are set as a ceiling on the amount of payout an NEO can receive for each performance metric.

The performance metrics for the fiscal 2012 annual incentive plan were established as follows:

	Fiscal 2012 Year-over-Year Growth Rates				% of Plan Dollars
Bonus Objectives(1)	Threshold	Target	Maximum	Actual Achieve- ment	Threshold	Target	Maximum	Achieve- ment as a % of Target
Service revenue	4%	9%	11%	8%	95.9%	100.0%	102.4%	98.9%
Operating income, net of certain items	4%	8%	11%	9%	96.2%	100.0%	102.7%	101.6%

(1)

The annual incentive program document allows for certain adjustments to metrics as reported in our consolidated financial statements. Our performance metrics for fiscal 2012 were adjusted to exclude the impact of an immaterial business acquisition during fiscal 2012.

A third metric was annualized new business revenue. Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year of certain payroll, human resource services, and insurance services to new clients and new product sales to existing clients. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing clients. This metric is set to incent executives to strive to exceed the target, given the relationship to recurring revenue. The target for annualized new business revenue was set at 16% growth year-over-year for fiscal 2012. Actual achievement fell below threshold, and thus no payout was made to our NEOs for this metric. Annualized new business revenue achievement was impacted by new business formation which remained challenged.

Mr. Hill’s targets for fiscal 2012 were set based on certain areas under his responsibility, and differ from those of the other NEOs. His achievement against target is as follows: service revenue was 100.3% of target; operating income, net of certain items, was 101.6% of target; and annualized new business revenue was below the threshold.

The NEOs have an opportunity to earn a percentage of base salary for each performance metric established under the quantitative portion of the annual incentive program. Each objective for our NEOs, along with the target percentage of base salary that can be earned for that metric and the actual payout percentage is set forth below, in accordance with calculations per the program.

	Mr. Mucci		SVPs		Mr. Hill
Bonus Objectives	% of Base Salary at Target	% of Base Salary Achieved (1)	% of Base Salary at Target	% of Base Salary Achieved(1)	% of Base Salary at Target	% of Base Salary Achieved(1)
Service revenue	30.0%	24.6%	20.0%	16.0%	8.0%	8.2%
Operating income, net of certain items	40.0%	57.8%	25.0%	36.8%	20.0%	24.5%
Annualized new business revenue	30.0%	0.0%	20.0%	0.0%	12.0%	0.0%

Total quantitative annual incentive	100.0%	82.4%	65.0%	52.8%	40.0%	32.7%
Qualitative(2)	20.0%	20.0%	10.0%	10.0%	10.0%	10.0%

Total	120.0%	102.4%	75.0%	62.8%	50.0%	42.7%

(1)

If the actual achievement under a given performance metric is between two thresholds (e.g. between threshold and target or between target and maximum), then the percentage of base salary achieved would be calculated based on a straight-line interpolation of the achievement level above threshold or target, as appropriate, for such performance metric.

(2)

The NEOs have an opportunity to earn a percentage of base salary based on individual-specific qualitative goals based on the functions unique to the individual. The committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals.

The actual achievement translated to the incentive payment for our NEOs is as follows.

	Annualized Base Salary(1)	Range of Potential Payments(2)	% of Base Salary Achieved	Actual Incentive Compensation Earned(3)
Martin Mucci	$800,000	$0 - $1,600,000	102.4%	$819,280
Efrain Rivera	$425,000	$0 - $510,000	62.8%	$267,028
Mark A. Bottini	$425,000	$0 - $510,000	62.8%	$267,028
Michael E. Gioja	$325,000	$0 - $390,000	62.8%	$204,198
Kevin N. Hill	$285,000	$0 - $228,000	42.7%	$121,809

(1)

This represents the NEO’s annualized base salary as of May 31, 2012. It will differ from wages paid to the NEOs for fiscal 2012 reflected in the Summary Compensation Table, contained in the Named Executive Officer Compensation section of this Proxy Statement, due to timing of salary increases, start dates, etc.

(2)

This column represents the range of payout that each NEO has the opportunity to earn. The low end of the range indicates that no payout is earned if achievement is below threshold. The high end of the range is based on the percentage of base salary that each NEO can earn for maximum achievement.

(3)

Actual incentive compensation earned is calculated as annualized base salary multiplied by the percentage of base salary achieved, and is provided in the 2012 Summary Compensation Table, contained in the Named Executive Officer Compensation section of this Proxy Statement.

For fiscal 2012, our CEO earned an annual incentive program payout of 85% of target and, on average, other applicable NEOs earned 84% of target. This compensation was less than target largely as the result of actual service revenue and annualized new business revenue that were lower than target.

Performance shares:    Included in equity-based compensation awards are performance shares designed to provide variable compensation focused on longer-term results. Performance share awards have a two-year performance period to determine the number of restricted shares to be issued. The NEO must serve for one additional year for the restrictions to lapse. We first issued these awards in July 2010, and the two-year performance period was completed at the end of fiscal 2012. The shares earned were based on achievement against pre-established goals for the performance period as follows:

	Two-Year Performance Targets Established			Actual Achievement
Performance Goal $ In Millions	Threshold	Target	Maximum	($)	% of Target
Service revenue(1)	$3,994	$4,204	$4,330	$4,169	99%
Operating income, net of certain items(2)	$1,398	$1,472	$1,516	$1,557	106%
Percent of plan	95%	100%	103%
Payout as a percent of target	50%	100%	150%

(1)

Service revenue as calculated under the performance award agreement excludes the impact of acquisitions during the performance period. Refer to Appendix A for a reconciliation of service revenue as calculated for the performance period to service revenue reported in our consolidated financial statements.

(2)

Operating income, net of certain items, is a non-GAAP measure. In addition, this measure as calculated under the performance award agreement excludes the impact of businesses acquisitions during the performance period. Refer to Appendix A for a description of this non-GAAP measure and a reconciliation of the amount for the performance period to the related GAAP measure.

Service revenue was slightly lower than target. Our operating income, net of certain items, exceeded target due to management of expenses and productivity in operations over the past two years. These targets were established at the beginning of the two-year performance period and were based on economic trends experienced at that time. As a result of their performance against these pre-established goals, in July 2012 our NEO’s received restricted shares at a quantity of 121% of the target level. The restrictions on these shares will lapse after an additional one-year service period. These awards, granted in July 2010, were reflected at grant-date fair value in the NEO compensation for fiscal 2011 in the Summary Compensation Table, contained in the Named Executive Officer Compensation section of this Proxy Statement.

Compensation Decision Process

Role of the Compensation Consultant:    As outlined in its charter, the committee has the authority to retain consultants and advisors, at the Company’s expense, to assist in the discharge of the committee’s duties. The committee can retain and dismiss such consultants and advisors at any time. The committee’s consultants report directly to the committee and have direct access to the committee through the committee’s chair. The committee requires that any consultant it retains cannot be utilized by management for other purposes. Although management, particularly the VP of Human Resources and Organizational Development, may work closely with the committee’s consultant, the consultant is ultimately accountable to the committee on matters related to executive compensation.

The committee retains the services of Steven Hall & Partners (“Steven Hall”) as its independent compensation consultant. Steven Hall has not provided any services to the Company prior to or subsequent to being retained as compensation consultant to the committee. The committee was solely responsible for the decision to retain Steven Hall as its consultant. Steven Hall advises the committee on matters of NEO compensation, assists the committee with analysis and research, and updates the committee on evolving best practices in compensation. While Steven Hall may express an opinion on compensation matters, the committee is solely responsible for setting the type and amount of compensation for NEOs.

Role of Governance and Compensation Committee and Management:    As part of the committee’s responsibility to evaluate and determine NEO compensation, on an annual basis the committee:

•

reviews the companies in our comparative Peer Group, a group of companies with comparable financial information, or who are direct competitors of Paychex (as detailed on the next page of this Proxy Statement), for any changes;

•	reviews base salaries for adjustments, if any;

•	establishes and approves the performance targets and payouts under incentive-based programs and awards;

•	grants equity awards under our 2002 Plan; and

•	considers the impact of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The committee continues to review each of the elements of compensation annually to ensure that compensation is appropriate and competitive to attract and retain a high-performing executive team. The committee, in making its decisions, targets an equitable mix of compensation. The committee utilizes various sources of information to evaluate our NEO compensation, including, but not limited to, compensation consultant reports and analysis; benchmarking information with NEOs at Peer Group companies; and internal management reports. The committee reviews an analysis of NEO pay compared to that of NEOs within our Peer Group to assess all the compensation elements. The committee strives for our NEOs’ compensation to be competitive with our Peer Group. The information provided by the compensation consultant indicates whether our compensation package, if target performance is achieved, is comparable to the median compensation of our Peer Group, given current competitive practices, overall best practices, and other compensation and benefit trends.

Annually, management provides the committee a summary for the upcoming fiscal year of total cash compensation and equity awards (based on grant-date fair value) for all officer levels, from VP to CEO. The summary is used to evaluate compensation recommendations and the impact to total compensation for each individual.

Management also provides the committee on an annual basis a three-year history of total compensation for all officers, including cash, annual incentive program payout, and equity-based compensation. This history provides a more complete picture of the internal trend of compensation to executive officers, both as a team and as individuals. This summary facilitates discussion that more accurately details individual officer compensation, noting differences that reflect officer tenure, performance, and position in the management structure.

The committee uses these management updates along with peer information, where available, as tools to evaluate executive compensation. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and the committee’s compensation decisions.

Our CEO and our VP of Human Resources and Organizational Development provide recommendations to the committee on design elements for compensation. These individuals, and from time to time invited guests including other officers, will be in attendance at the meetings of the committee to present and respond to questions on current or proposed plan design. Annually, our CEO reviews achievement of the recently completed fiscal year’s plan and also presents recommendations regarding: salary for each of the NEOs (other than himself), the upcoming fiscal year’s annual incentive program structure, and equity awards. Management is excluded from executive sessions of the committee where final decisions on compensation are made, particularly those on our CEO’s performance and compensation. Executive sessions occur at each meeting of the committee.

Peer Group:    Compensation for our officers is most closely compared to our Peer Group, for positions where such information is available. The committee assesses total compensation at the median of the Peer Group, even though Paychex performs above the median of its Peer Group in most financial categories as shown in the following table. Peer Group comparisons were available for the positions of CEO and CFO, both of whom have total compensation that falls below the median of the Peer Group. For the remaining NEOs, compensation was compared to the average NEO compensation, excluding the CEO and CFO positions, for our Peer Group. Peer Group benchmarking is not the sole determining factor in the committee’s decisions on compensation, and the committee reserves the discretion to adjust compensation based on other factors as previously discussed. The Peer Group companies are not necessarily limited to the markets in which Paychex does business. The Peer Group is comprised of the following industries or segments: a direct competitor in the payroll industry, financial transaction management companies, and business services and outsourcing companies.

Our current Peer Group consists of the following companies:

	Paychex Peer Group
$ In Millions Company Name	Ticker	Reported Fiscal Year End	Net Income(1)	Market Cap(2)	Revenue(1)	Net Income as a % of Revenue
Direct Competitor Payroll
Automatic Data Processing, Inc.	ADP	Jun-12	$1,389	$28,140	$10,665	13%
Financial Transaction Management
Fiserv, Inc.	FISV	Dec-11	$472	$9,675	$4,337	11%
The Western Union Company	WU	Dec-11	$1,165	$10,608	$5,491	21%
Total System Services, Inc.	TSS	Dec-11	$221	$4,359	$1,809	12%
Global Payments Inc.	GPN	May-12	$188	$3,286	$2,204	9%
The Brink’s Company	BCO	Dec-11	$75	$1,063	$3,886	2%
Business Services and Outsourcing
DST Systems, Inc.	DST	Dec-11	$183	$2,294	$2,389	8%
The Dun & Bradstreet Corporation.	DNB	Dec-11	$260	$3,633	$1,759	15%
Equifax Inc	EFX	Dec-11	$233	$5,487	$1,960	12%
Broadridge Financial Solutions, Inc.	BR	Jun-12	$124	$2,958	$2,304	5%
Robert Half International Inc.	RHI	Dec-11	$150	$3,729	$3,777	4%
Intuit Inc.	INTU	Jul-12	$792	$17,191	$4,151	19%
Iron Mountain Incorporated	IRM	Dec-11	$396	$5,630	$3,015	13%
Moody’s Corporation	MCO	Dec-11	$571	$8,803	$2,281	25%
H&R Block, Inc.	HRB	Apr-12	$266	$4,489	$2,894	9%
TD AMERITRADE Holding Corporation	AMTD	Sep-11	$638	$9,351	$2,763	23%

Paychex, Inc.	PAYX	May-12	$548	$12,065	$2,230	25%
Paychex Percentile Rank			69%	88%	25%	94%

(1)	Information in the above table is obtained from Form 10-Ks as filed with the SEC, or from the entity’s fiscal year-end earnings release.
(2)	Market capitalization was obtained from Equilar and is as of August 31, 2012.

The committee annually reviews and approves the selection of Peer Group companies, adjusting the group from year to year based upon our business and changes in the Peer Group companies’ business or the comparability of their metrics. The Peer Group may also be adjusted in the event of mergers, acquisitions, or other significant economic changes. No changes were made to the Peer Group in fiscal 2012.

CEO Compensation

It is the responsibility of the committee to evaluate Mr. Mucci’s performance annually and determine his total compensation. Mr. Mucci receives compensation based on his leadership role and the overall performance of the Company. Mr. Mucci’s compensation for fiscal 2012 as reflected in the Summary Compensation Table, included in the Named Executive Officer Compensation section of this Proxy Statement, is as follows:

•	Base salary of $800,000. This is below the median of salaries for CEOs in our Peer Group.

•

He earned a payout under the annual incentive program of 85% of target. His annual incentive program, as described within the section of this CD&A entitled “Annual Officer Performance Incentive Program,” is below the median of CEOs in our Peer Group.

•

Mr. Mucci was granted an annual equity award comprised of 54,455 performance shares at target, 206,422 stock options with vesting pro-rata over four years, and 19,822 shares of time-vested restricted stock with vesting over three years.

•	Mr. Mucci was granted a one-time LTIP award in the form of 500,000 non-qualified performance stock options at target achievement.

Mr. Mucci’s compensation remains below median when compared to that of the CEOs within our Peer Group. The committee will continue to assess and make adjustments to Mr. Mucci’s compensation to move it toward the median as his tenure as CEO continues.

Elements of Compensation

We use a combination of compensation elements, including base salary, annual incentive program, and equity-based awards delivered under our 2002 Plan.

Base Salary:    Annually, base salaries are reviewed to determine what, if any, increase is required. For fiscal 2012, it was determined that there would be no increase in annual base salary for NEOs, with the exception of Mr. Gioja and Mr. Hill. Mr. Gioja received a 16% salary increase commensurate with the promotion to SVP and additional responsibilities of overseeing the Information Technology organization. Mr. Hill received an 8% salary increase commensurate with the additional responsibilities of overseeing HR Solutions Services. Our practice is to make targeted base salary increases as determined necessary based on performance, market information, and scope of responsibilities.

Annual Officer Performance Incentive Program:    The annual incentive program provides additional opportunity for compensation in the form of short-term pay for performance. The program was established to motivate NEOs to meet the financial goals set by the Company as presented to its stockholders, while maintaining alignment with stockholders’ interests.

In the first quarter of fiscal 2012, the committee set a goal for net income of $400 million for fiscal 2012 as the minimum performance hurdle for the NEOs to be eligible for payout under the program. The Company achieved the net income goal set by the committee for fiscal 2012. The annual incentive program is intended to comply with section 162(m) of the Code for NEOs affected by the $1 million limitation on deductible compensation. Upon achievement of the minimum eligible performance, payouts under our annual incentive program are determined based upon the satisfaction of certain quantitative and qualitative components.

The quantitative component consists of certain predetermined performance targets, which are established at the beginning of each fiscal year, typically based on the Board-approved fiscal year financial plan. The targets for payout are established by the committee with consultation of management. The performance targets of the annual incentive program have both financial and strategic objectives. They are set at specific financial goals, which are in alignment with stockholders’ interests. Once a target is determined, it is set for the year and is normally not changed. For extraordinary circumstances, the committee reserves the right to apply discretion.

The qualitative component of the annual incentive program consists of individual-specific qualitative goals established at the beginning of the fiscal year based on functions unique to the individual. The CEO can potentially receive 20% of base salary and all other NEOs can potentially receive 10% of base salary, the same at threshold, target, and maximum for this component of the program. These goals are highly subjective and are not always based on quantifiable financial measurements. The committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals. At its discretion for fiscal 2012, the committee awarded NEOs all of the qualitative portion of the awards. The qualitative component of the annual incentive program is not considered material to the overall compensation for each NEO.

Refer to the previous section within this CD&A entitled “Pay for Performance” for the discussion of achievement against performance targets for fiscal 2012. The net result was that the total payout under the annual incentive program for fiscal 2012 was lower than compensation at target.

Equity-Based Compensation:    To align our NEOs interests with the long-term interests of our stockholders, the Company grants equity awards under the 2002 Plan. Annual grants of equity awards to the NEOs are approved during the regularly scheduled meeting of the Board in July. The exercise price of a stock options is typically the closing market price, but never less than 100% of fair market value, on the date of the grant. Historically, the July Board meeting has been scheduled to occur approximately two weeks after the release of our fiscal year-end earnings and upcoming fiscal year financial guidance. Our trading black-out period normally lifts on the third business day following such release of information. The committee anticipates continuing its granting practice. In fiscal 2012, the Board also granted equity awards to individuals upon hire or promotion to executive officer positions. These equity awards were not granted during any trading black-out periods. Recipients are notified shortly after Board approval of their grant, noting the number of stock options, shares of restricted stock, target performance shares and goals, the vesting schedule, and exercise price. Any sales restrictions or other terms of the award are also communicated at that time.

In July 2011, the committee made an annual equity grant that was a blend of stock options, time-vested restricted stock, and performance shares. The quantity of awards was based on an estimated total value, as determined by the committee, with that total value split 30% to stock options, 50% to performance shares, and 20% to restricted stock. A larger portion of the value of the equity was in at-risk, performance-based awards in the form of performance shares and stock options. The balance of equity awards in the form of time-vested restricted stock was granted for retention purposes. The quantity delivered was adjusted by the committee at its discretion for individual performance and future potential considerations.

The following equity-based compensation was granted in July 2011 for all officers except for Mr. Bottini, whose awards were granted in October 2011:

NEO(1)	Performance Shares (at Target)	Option Awards	Time-Vested Restricted Stock Awards	Performance Option Award Under LTIP (at Target)
Martin Mucci	54,455	206,422	19,822	500,000
Efrain Rivera	11,708	44,381	4,262	250,000
Mark A. Bottini(2)	—	51,313	7,662	250,000
Michael E. Gioja	11,708	44,381	4,262	250,000
Kevin N. Hill	7,014	26,587	2,553	100,000

(1)	Mr. Morphy did not receive any grants of awards due to his intended retirement in January 2012.

(2)	Mr. Bottini was hired in October 2011. Due to the timing of his hire, no performance shares were awarded in fiscal 2012.

The stock options vest annually in 25% increments over four years and have a term of 10 years. The time-vested restricted shares lapse ratably over three years. The number of performance shares to be received will be based on achievement against targets over a two-year cumulative period.

Performance shares are intended to provide a component of incentive compensation that is longer-term. The performance targets as set by the Board are based on service revenue and operating income, net of certain items, as projected in the strategic planning process. The committee established performance targets intended to be appropriately challenging at all levels, including the threshold level, but attainable with increasing difficulty for each level beyond threshold. The threshold level was expected to be appropriately challenging but achievable under normal circumstances. The target level would be achieved if the Company performed as expected under our strategic plan for the two-year period. The maximum level would be achievable only with exceptional performance. Performance share awards have a two-year performance period to determine the number of restricted shares to be issued. The restrictions will lapse after one additional year if the NEO is an active employee at the end of that period.

The Board also granted special, one-time non-qualified performance stock options under a new LTIP plan. The purpose of this special grant is to focus the leadership team on the strategic plan related to the long-term growth of the Company. The performance stock options may cliff vest after five years based on achievement against targets for fiscal 2016. There is the potential for accelerated vesting of up to one-half of the award if targets are met for fiscal 2014. The Board set performance targets using service revenue and operating income, net of certain items, with each target accounting for one-half of the grant. There is an opportunity to vest in shares below the target with a threshold set at 95% of target achievement. If threshold is achieved, one-half of the grant would vest. The performance goals were determined based on a five-year, long-term strategic plan. Threshold performance is considered achievable under normal operating conditions. Target performance will be achieved if strategic planning goals are met, which are considered to be appropriately more challenging.

Information regarding the equity-based awards granted to the NEOs in fiscal 2012 and in prior years are detailed in the Named Executive Officer Compensation tables included in this Proxy Statement.

Stock Ownership Guidelines:    In July 2011, the committee increased stock ownership guidelines for our CEO (three times base salary) and SVPs (two times base salary), and established ownership guidelines for all other VPs at one times base salary. For any awards granted after July 2011, there are restrictions on sales of such vested awards until the officer has attained the applicable stock ownership level. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. For the purposes of achieving the ownership guideline, unvested restricted stock awarded to the executive officers is included. All officers have been compliant with the guidelines.

Prohibition on Hedging and Speculatively Trading in Company Stock:    NEOs of the Company must also adhere to strict standards with regards to trading in the Company’s stock. The Company maintains a stringent insider-trading policy. Also, the Company prohibits executive officers from hedging the Company’s stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Recoupment, Non-Compete, and Other Forfeiture Provisions:    In the fiscal 2012 annual incentive plan, a clause was added that allows the Company to recoup all or a portion of the payouts under the annual incentive plan, if those payouts were based on financial statements that are subsequently subject to restatement and where fraud or misconduct was involved. The Company will, to the extent permitted by governing law, require reimbursement of a portion of any compensation received where: the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement; the participant engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement; and a lower payment would have been made based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual participant’s compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Our equity-based compensation agreements state that following termination of employment, certain benefits (including equity-based compensation) will be forfeited if the NEO engages in activities adverse to the Company. These activities include competition with the Company during a specified period after termination of employment, solicitation of the Company’s clients or employees during a specified period after termination of employment, breach of confidentiality either during or after employment, or engaging in conduct which is detrimental to the Company during the NEO’s employment with the Company. Should any of these activities occur, the Company may cancel all or any outstanding portion of the equity awards subject to this provision, and recover the gross value of any vested restricted shares, including all dividends. In the case of non-qualified stock options, the Company may suspend the NEO’s right to exercise the option and/or may declare the option forfeited. In addition, the Company may seek to recover all profits from certain prior exercises as liquidated damages and pursue other available legal remedies.

Perquisites:    Our NEOs receive benefits in the form of vacation, health insurance, life insurance, Company matching contributions to the 401(k) Plan when such contributions are in effect, and other benefits, which are generally available to all our employees. We do not provide our NEOs with pension arrangements, post-retirement health coverage, or other similar benefits, with the exception of access to a non-qualified and unfunded deferred compensation plan.

Deferred Compensation:    We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The deferred compensation plan is intended to supplement the NEO’s 401(k) Plan account. Due to limitations on the 401(k) Plan accounts placed by the Internal Revenue Service, this plan allows for further savings toward retirement for the NEOs and functions similarly to the 401(k) Plan account. Refer to the Non-Qualified Deferred Compensation discussion included in the Named Executive Officer Compensation section of this Proxy Statement for more information on how our deferred compensation plan functions.

Change-In-Control Plan:    Effective April 6, 2011, the Board approved a Change-in-Control Plan covering the officers of the Company. Upon Involuntary Termination within 12 months following a Change-in-Control, the officer becomes entitled to certain severance benefits. Refer to the Potential Payments upon Termination or Change-In-Control table within the Named Executive Office Compensation section of this Proxy for further discussion.

Subsequent Events

In July 2012, the following equity-based compensation was granted to the NEOs.

	Performance Shares at Target	Option Awards	Time-Vested Restricted Stock Awards
Martin Mucci	61,284	274,869	22,307
Efrain Rivera	13,132	58,901	4,780
Mark A. Bottini	13,132	58,901	4,780
Michael E. Gioja	13,132	58,901	4,780
Kevin N. Hill	7,004	31,414	2,549

The award quantities granted were determined based on a total estimated value, split between stock options, time-vested restricted stock, and performance shares. The terms of the awards were similar to those granted in July 2011. The quantity delivered for the NEOs was adjusted by the committee at its discretion for individual performance and future potential considerations.

The Company had previously granted certain restricted stock awards with five-year cliff vesting, but allowed for accelerated vesting for up to one-third of the award in any fiscal year in which pre-established performance targets were met (known as performance-accelerated restricted stock). The targets to accelerate the lapsing of the outstanding performance-accelerated restricted stock awards granted in July 2008 and 2009 were not achieved, and therefore no lapse occurred. In July 2012, the time-based period for outstanding restricted stock awards granted in July 2007 expired, and therefore the restrictions lapsed on the remaining unvested shares under this award.

Impact of the Internal Revenue Code

Section 162(m) of the Code generally limits the tax deductibility of compensation paid to certain officers to $1 million per year, unless specified requirements are met. The committee has carefully considered the impact of this provision as one factor among others in structuring NEO compensation. At this time, it is the committee’s intention to continue to compensate all NEOs based on overall performance. The committee expects that most compensation paid to NEOs will qualify as a tax-deductible expense, but makes no representation as to the deductibility of any item of NEO compensation.

THE GOVERNANCE AND COMPENSATION COMMITTEE REPORT

The Governance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in the Proxy Statement with management. Based on such review and discussion, the committee recommends to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement and the Company’s Form 10-K for fiscal 2012.

The Governance and Compensation Committee:

Joseph M. Tucci, Chairman

David J. S. Flaschen

Phillip Horsley

Grant M. Inman

Joseph M. Velli

NAMED EXECUTIVE OFFICER COMPENSATION

The following information details compensation for our NEOs for fiscal 2012. In particular, the table below details options granted in fiscal 2012, including the one-time LTIP grant in the form of non-qualified performance stock options. This grant is to encourage the executives in achieving longer-term strategic goals. The grant-date fair value of this award, assuming target achievement, is included in the option award column in the table below for fiscal 2012. These options may vest based on performance against targets for fiscal 2016, with potential acceleration of vesting of up to one-half of the options if targets for fiscal 2014 are achieved. The grant-date fair value related to the LTIP and the annual stock option grant, which together make up the total option awards, are as follows:

Grant-Date Fair Value	One-Time LTIP Grant	Annual Option Grant	Total Option Grants
Martin Mucci	$2,202,500	$935,092	$3,137,592
Efrain Rivera	$1,101,250	$201,046	$1,302,296
Mark A. Bottini	$1,018,750	$215,001	$1,233,751
Michael E. Gioja	$1,101,250	$201,046	$1,302,296
Kevin N. Hill	$440,500	$120,439	$560,939

FISCAL 2012 SUMMARY COMPENSATION TABLE

The table below presents the total compensation paid or earned by each of the NEOs.

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2),(3)	Option Awards(4)(5)	Non-Equity Incentive Plan Compensation(6)	All Other Compensation(7)	Total
Martin Mucci	2012	$800,000	$—	$2,193,337	$3,137,592	$819,280	$83,936	$7,034,145
President and CEO	2011	$666,237	$—	$1,194,353	$726,983	$736,915	$4,900	$3,329,388
	2010	$428,003	$—	$232,513	$316,114	$282,482	$—	$1,259,112
Efrain Rivera	2012	$405,385	$—	$471,581	$1,302,296	$267,028	$—	$2,446,290
Senior Vice President, CFO, and Treasurer
Mark A. Bottini	2012	$245,192	$200,000	$214,996	$1,233,751	$267,028	$—	$2,160,967
Senior Vice President, Sales
Michael E. Gioja	2012	$318,596	$—	$471,581	$1,302,296	$204,198	$16,863	$2,313,534
Senior Vice President,	2011	$271,692	$—	$252,891	$71,016	$158,536	$1,077	$755,212
Information Technology, Product Management and Development
Kevin N. Hill	2012	$282,154	$—	$282,505	$560,939	$121,809	$7,191	$1,254,598
Vice President, Insurance and HR Solutions Services
John M. Morphy(8)	2012	$296,237	$—	$—	$—	$—	$47,950	$344,187
Senior Vice President,	2011	$458,166	$—	$570,645	$—	$386,722	$3,548	$1,419,081
CFO, and Secretary	2010	$439,245	$—	$232,513	$313,493	$289,902	$—	$1,275,153

(1)	Mr. Bottini was awarded a signing bonus of $200,000 upon his accepting the position of SVP of Sales in October 2011.

(2)

The amounts in this column include the grant date fair value of restricted stock awards granted during the respective fiscal year and do not reflect whether the recipient has actually realized a financial gain from such awards (such as lapse in the restrictions on a restricted stock award). The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. The resulting fair values were $31.34 per share, $26.02 per share, and $24.21 per share for the restricted stock awards granted in July of fiscal years 2012, 2011, and the year ended May 31, 2010 (“fiscal 2010”), respectively. Mr. Bottini received his award on October 17, 2011 at a fair value of $28.06 per share. Refer to the Grants of Plan-Based Awards For Fiscal 2012 table included in this Proxy Statement for further information on restricted stock awards granted in fiscal 2012.

(3)

Also included in this column for fiscal 2012 and fiscal 2011 is the fair value of performance share awards. These are reflected in the table assuming target achievement. The grant-date fair value of these awards at target achievement, as reflected in the table, and also at maximum achievement is as follows:

	Fiscal 2012		Fiscal 2011
	Target	Maximum	Target	Maximum
Martin Mucci	$1,572,116	$2,358,159	$831,128	$1,246,668
Efrain Rivera	$338,010	$507,015	$—	$—
Michael E. Gioja	$338,010	$507,015	$175,377	$263,054
Kevin N. Hill	$202,494	$303,741	$—	$—

These awards have a two-year performance period, followed by an additional year of service required. The fair value of these awards is determined based on the closing price of the underlying common stock on the date of grant, adjusted for the present value of expected dividends over the performance period. The resulting fair value was $28.87 per share for the fiscal 2012 awards. For fiscal 2011, grants in July 2010 had a fair value of $23.55 per share and Mr. Mucci’s additional award in October 2010 upon promotion to CEO had a fair value of $25.12 per share. Mr. Bottini was not granted performance shares upon his hire in October 2011.

(4)

The amounts in this column reflect the grant date fair value for stock options granted during the respective fiscal year and do not reflect whether the recipient has actually realized a financial gain from such awards (such as by exercising stock options). The fair value for the stock options was determined using a Black-Scholes option pricing model. The assumptions and resulting per share fair value for option grants included in the amounts disclosed are as follows:

	October 2011	July 2011	October 2010	July 2010	September 2009	July 2009 (Special Award)	July 2009
Risk-Free Interest Rate	1.7%	2.4%	1.7%	2.5%	3.1%	2.7%	3.0%
Dividend Yield	4.3%	4.2%	4.3%	4.2%	4.7%	4.5%	4.5%
Volatility Factor	.26	.23	.25	.24	.27	.28	.28
Expected Option Term Life in Years	6.5	6.5	6.5	6.5	6.5	5.5	6.5
Fair Value	$4.19	$4.53	$3.94	$3.97	$4.90	$2.57	$4.48

(5)

The amounts in this column for fiscal 2012 also include the fair value of LTIP performance stock options, assuming target achievement (target is also the maximum achievement). They were granted July 7, 2011, with the exception of Mr. Bottini’s grant, which was granted in October 2011 in conjunction with his employment start date. The fair value was determined using a Black-Scholes option pricing model for each potential vesting tranche. The assumptions and resulting fair value for each potential vesting tranche included in the amounts disclosed are as follows:

	October 2011		July 2011
	Fiscal 2014 Vesting Tranche	Fiscal 2016 Vesting Tranche	Fiscal 2014 Vesting Tranche	Fiscal 2016 Vesting Tranche
Risk-Free Interest Rate	1.2%	1.7%	1.8%	2.4%
Dividend Yield	4.3%	4.3%	4.2%	4.2%
Volatility Factor	.26	.26	.24	.23
Expected Option Term Life in Years	5.0	6.5	5.0	6.5
Fair Value	$3.96	$4.19	$4.21	$4.60

(6)	The amounts in this column are the amounts earned under the annual incentive program. These amounts were paid in July following the applicable fiscal year end.

(7)

The amounts in this column include the Company matching contributions under the 401(k) Plan. Beginning in January 2011, a Company matching contribution was reinstated after a suspension of the employer match in April 2009. The amounts also include payments during fiscal 2012 of $75,200 for

Mr. Mucci and $44,203 for Mr. Morphy resulting from a change in the vacation policy for executive officers. During fiscal 2012, the Company incurred amounts on behalf of Mr. Gioja of $10,617 in relocation expenses including a minimal tax gross-up of $62.

(8)

Mr. Morphy retired from his position as Senior Vice President, CFO and Secretary effective June 1, 2011; however, he remained with the Company in the position of Vice President of Finance until his official retirement date of January 3, 2012. Mr. Morphy continued to perform functions of the Company’s principal financial officer until July 31, 2011.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2012

The table below presents estimated possible payouts under the Company’s annual incentive program for fiscal 2012 based on achievement of performance objectives at various levels for the Company and individual NEOs. It also summarizes equity awards granted during fiscal 2012 to each of the NEOs. This information does not set forth the actual payout awarded to the NEOs for fiscal 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant- Date Fair Value of Stock and Option Awards
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)(3)	(#)(4)	($/Sh)	($)(5)
Martin Mucci	Annual Incentive Program	7/6/2011	$400,000	$960,000	$1,600,000
	Restricted Stock	7/6/2011							19,822			$621,221
	Performance Shares	7/6/2011				27,227	54,455	81,682				$1,572,116
	Stock Option	7/6/2011								206,422	$31.34	$935,092
	LTIP	7/7/2011				250,000	500,000	500,000			$31.63	$2,202,500
Efrain Rivera	Annual Incentive Program	7/6/2011	$127,500	$318,750	$510,000
	Restricted Stock	7/6/2011							4,262			$133,571
	Performance Shares	7/6/2011				5,854	11,708	17,562				$338,010
	Stock Option	7/6/2011								44,381	$31.34	$201,046
	LTIP	7/7/2011				125,000	250,000	250,000			$31.63	$1,101,250
Mark A. Bottini(6)	Annual Incentive Program	10/17/2011	$240,000	$318,750	$510,000
	Restricted Stock	10/17/2011							7,662			$214,996
	Stock Option	10/17/2011								51,313	$28.06	$215,001
	LTIP	10/17/2011				125,000	250,000	250,000			$28.06	$1,018,750
Michael E. Gioja	Annual Incentive Program	7/6/2011	$97,500	$243,750	$390,000
	Restricted Stock	7/6/2011							4,262			$133,571
	Performance Shares	7/6/2011				5,854	11,708	17,562				$338,010
	Stock Option	7/6/2011								44,381	$31.34	$201,046
	LTIP	7/7/2011				125,000	250,000	250,000			$31.63	$1,101,250
Kevin N. Hill	Annual Incentive Program	7/6/2011	$57,000	$142,500	$228,000
	Restricted Stock	7/6/2011							2,553			$80,011
	Performance Shares	7/6/2011				3,507	7,014	10,521				$202,494
	Stock Option	7/6/2011								26,587	$31.34	$120,439
	LTIP	7/7/2011				50,000	100,000	100,000			$31.63	$440,500

(1)

The amounts in these columns consist of possible annual incentive payouts under our annual incentive program for fiscal 2012. The amounts actually earned by each NEO for fiscal 2012 are reported as Non-Equity Incentive Plan Compensation in the Fiscal 2012 Summary Compensation Table.

(2)

The amounts in these columns consist of performance shares and performance stock options granted during fiscal 2012 under the 2002 Plan. The performance share targets are over a two-year period. At the end of the performance period, actual shares earned will be determined and will be restricted with an additional one-year service requirement. Once the performance period is completed, the NEOs will have voting rights and earn dividends on the underlying restricted shares earned. Dividends are paid at the time of vesting.

Upon death or disability, a pro-rata portion of actual performance shares earned for the performance period will be received based on number of days from the beginning of the performance period until the date of death or disability out of the total number of days in the performance period. The performance stock options will vest if targets for fiscal 2016 are met, with potential accelerated vesting of up to one-half of the grant if performance targets are achieved for fiscal 2014. For these option awards, there is a threshold and target, but target is the maximum shares that will vest.

(3)

The amounts in this column consist of restricted stock granted in fiscal 2012 under the 2002 Plan. All shares underlying these awards are restricted in that they are not transferable until they vest. One-third of these shares vest annually over a three-year period from the date of grant, provided the NEO is an employee of the Company on the vest date. Upon death or disability, these shares fully vest. The NEOs have voting rights and earn dividends on the underlying shares. Dividends are paid at the time of vesting.

(4)

The amounts in this column consist of stock options granted in fiscal 2012 under the 2002 Plan. These stock options have an exercise price equal to the closing stock price on the date of grant, have a term of ten years, and vest 25% per annum over a four-year period. Upon death or disability, all unvested options fully vest.

(5)

The amounts in this column represent the aggregate grant date fair value of restricted stock, performance shares, stock options, and performance stock options granted in fiscal 2012 under the 2002 Plan. The fair values of the restricted stock awards were $31.34 per share for the July 2011 awards and $28.06 per share for Mr. Bottini’s October 2011 award, and were equal to the price of the underlying common stock on the date of grant. The fair values of the performance shares were based on achievement at target and were $28.87 per share for the July 2011 awards, and were equal to the price of the underlying common stock on the date of grant less the present value of expected dividends over the performance period. The fair values of the July 2011 annual stock options and Mr. Bottini’s October 2011 stock options were $4.53 per share and $4.19 per share, respectively. The weighted-average fair value of the July 2011 performance stock options and Mr. Bottini’s October 2011 award were $4.41 and $4.08, respectively. Fair values for stock options and performance stock options were determined using a Black-Scholes option pricing model.

(6)

Mr. Bottini was guaranteed a minimum payout of $240,000 for his total annual incentive program, which is reflected in the table for the threshold achievement. This is because he was not employed by the Company at the time the goals were set and had limited time with the Company in which to influence results against such goals.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012

The following table provides information about the value realized by the NEOs upon the exercise of options and the lapsing of the restrictions on restricted stock awards during fiscal 2012. Certain columns in this table and the presentation of information on an award-by-award basis are not required by the rules relating to executive compensation disclosures and are not a substitute for the information required by Item 402 of SEC Regulation S-K, but rather are intended to provide additional information that stockholders may find useful.

	Option Awards				Stock Awards
Name	Date of Grant	Number of Shares Acquired on Exercise (#)	Exercise Price ($)	Value Realized on Exercise ($)(1)	Date of Grant	Number of Shares Acquired on Lapsing (#)	Value Realized on Lapse ($)(2)
Martin Mucci	7/11/2002	15,000	$28.14	$43,035	7/13/2006	2,223	$68,246
					7/9/2009	1,601	$50,175
					7/7/2010	1,655	$52,348
					10/12/2010	2,860	$80,909
Michael E. Gioja	7/9/2009	7,840	$24.21	$59,223	7/9/2009	991	$31,058
					7/7/2010	993	$31,409
Kevin N. Hill	—	—	—	—	7/9/2009	800	$25,072
					7/7/2010	993	$31,409
John M. Morphy	7/9/2009	13,277	$24.21	$65,746	7/13/2006	2,223	$68,246
					7/17/2007	24,455	$703,261
					7/9/2009	1,601	$50,175
					7/7/2010	14,621	$453,690

(1)

Amounts in this column represent the difference between the market price of a share of the Company’s common stock and the exercise price of the option as of the date of exercise for all options exercised.

(2)

Amounts in this column are based on the closing stock price of the Company’s common stock on the date of lapse. One-third of Mr. Morphy’s July 17, 2007 special time-vested restricted stock lapsed at a closing stock price of $26.37 per share as of October 1, 2011. In April 2011, the Board approved an arrangement to allow one additional year of vesting on grants outstanding if Mr. Morphy remained with the Company until January 2012. As a result, on January 3, 2012, an additional one-third of his special grant and one-third of the standard July 17, 2007 grant, along with one-third of the July 7, 2010 grant lapsed at a closing stock price of $30.43 per share.

OUTSTANDING EQUITY AWARDS AS OF MAY 31, 2012

The following table presents the equity awards made to NEOs which are outstanding as of May 31, 2012.

	Option Awards								Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Total Potential Current Value of Outstanding Options($)(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4),(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4),(5),(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Martin Mucci	07/07/2011				250,000	$31.63	07/06/2021
	07/06/2011		—	206,422	—	$31.34	07/05/2021
	10/12/2010		38,647	115,944	—	$27.28	10/10/2020
	07/07/2010		7,446	22,340	—	$26.02	07/06/2020
	07/09/2009		25,316	37,974	—	$24.21	07/08/2019
	07/09/2009	(8)	7,605	5,070	—	$31.95	07/09/2018
	07/10/2008		24,000	16,000	—	$31.95	07/09/2018
	07/17/2007		24,000	6,000	—	$43.91	07/17/2017
	07/13/2006		30,000	—	—	$36.87	07/13/2016
	07/07/2005		50,000	—	—	$33.68	07/07/2015
	07/08/2004		30,000	—	—	$31.79	07/08/2014
	07/10/2003		25,000	—	—	$29.55	07/10/2013	$908,555
									90,671	$2,717,410	27,227	$815,993
Efrain Rivera	07/07/2011				125,000	$31.63	07/06/2021
	07/06/2011		—	44,381	—	$31.34	07/05/2021	$—
									4,262	$127,732	5,854	$175,444
Mark A. Bottini	10/17/2011				125,000	$28.06	10/16/2021
	10/17/2011		—	51,313	—	$28.06	10/16/2021	$336,758
									7,662	$229,630	—	—
Michael E. Gioja	07/07/2011				125,000	$31.63	07/06/2021
	07/06/2011		—	44,381	—	$31.34	07/05/2021
	07/07/2010		4,468	13,404	—	$26.02	07/06/2020
	07/09/2009		—	23,519	—	$24.21	07/08/2019
	11/10/2008		7,200	4,800	—	$26.77	11/09/2018	$244,464
									21,725	$651,098	5,854	$175,444
Kevin N. Hill	07/07/2011				50,000	$31.63	07/06/2021
	07/06/2011		—	26,587	—	$31.34	07/05/2021
	07/07/2010		4,468	13,404	—	$26.02	07/06/2020
	07/09/2009		12,658	18,989	—	$24.21	07/08/2019
	07/09/2009	(8)	3,802	2,535	—	$31.95	07/09/2018
	07/10/2008		12,000	8,000	—	$31.95	07/09/2018	$252,881
									21,252	$636,922	3,507	$105,105
John M. Morphy	07/09/2009		—	12,658	—	$24.21	01/03/2015
	07/09/2009	(8)	6,993	2,331	—	$31.95	01/03/2015
	07/10/2008		22,068	7,356	—	$31.95	01/03/2015
	07/17/2007		24,000	6,000	—	$43.91	01/03/2015
	07/13/2006		30,000	—	—	$36.87	01/03/2015
	07/07/2005		50,000	—	—	$33.68	01/03/2015
	07/08/2004		30,000	—	—	$31.79	07/08/2014	$72,910
									—	—	—	—

(1)

The options displayed in this column issued prior to July 2010 vest 20% per annum over a five-year period from the date of grant, except for the July 2009 special grant discussed in note 8. Awards issued during and subsequent to July 2010 vest 25% per annum over a four-year period from the date of grant. The following table provides information with respect to the future vesting of each NEO’s outstanding options.

	Number of Securities Vesting (#)
	July 2012	October/ November 2012	July 2013	October/ November 2013	July 2014	October/ November 2014	July 2015	October 2015
Martin Mucci	88,245	38,648	82,245	38,648	71,710	38,648	51,606	—
Efrain Rivera	11,095	—	11,095	—	11,095	—	11,096	—
Mark A. Bottini	—	12,828	—	12,828	—	12,828	—	12,829
Michael E. Gioja	23,402	2,400	23,403	2,400	23,403	—	11,096	—
Kevin N. Hill	22,711	—	22,712	—	17,445	—	6,647	—
John M. Morphy	28,345	—	—	—	—	—	—	—

(2)

The options displayed in this column are LTIP performance stock options which will vest in amounts subject to pre-established performance goals for fiscal 2016, with potential for accelerated vesting of up to one-half of the grant if performance targets are achieved for fiscal 2014. The awards are presented at threshold performance.

(3)

The total potential current value of options outstanding is based on the difference between $29.97, the closing price of the Company’s common stock on May 31, 2012, and the option price multiplied by all outstanding options, whether exercisable or unexercisable. This includes the performance stock option shares (discussed in note 2) at threshold. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided. This column is not required by the rules relating to executive compensation disclosures and is not a substitute for information required by Item 402 of SEC Regulation S-K, but rather is intended to provide additional information that stockholders may find useful.

(4)

Total dividends and interest accrued on the restricted stock awards that have not vested as of May 31, 2012 were as follows: Mr. Mucci — $147,851; Mr. Rivera — $5,415; Mr. Bottini — $7,358; Mr. Gioja — $36,242; and Mr. Hill — $42,762.

(5)

The stock awards in these columns include awards on July 7, 2010, October 12, 2010, July 6, 2011, and October 17, 2011 that are subject to time-based vesting pro rata over three years. In addition, these columns include grants on July 17, 2007, July 10, 2008, November 10, 2008, and July 9, 2009, which were subject to early vesting for attainment of performance goals. The performance shares granted on July 7, 2010 and October 12, 2010 are also now included in these columns, since their performance conditions have been satisfied. These 2010 performance shares are now restricted with a one-year service requirement before the restrictions lapse in July 2013. The following table provides information with respect to the future vesting of each NEO’s outstanding restricted stock awards:

	Number of Securities Vesting (#)
	July 2012	October 2012	July 2013	October 2013	November 2013	July 2014
Martin Mucci	12,707	2,860	59,235	2,860	—	13,009
Efrain Rivera	1,421	—	1,420	—	—	1,421
Mark A. Bottini	—	2,554	—	2,554	—	2,554
Michael E. Gioja	2,414	—	11,424	—	2,500	5,387
Kevin N. Hill	1,844	—	15,355	—	—	4,053

(6)	The market value displayed is based on the number of shares that have not vested multiplied by $29.97, the closing price of the Company’s common stock as of May 31, 2012.

(7)

The stock awards in these columns represent performance shares granted on July 6, 2011. These awards have pre-established performance goals that can be achieved over a two-year period. Shares earned will be determined at the end of the performance period, and then will be restricted with a one-year service requirement before the restrictions lapse. These awards are presented at threshold performance as of May 31, 2012. The market value displayed is based on the number of shares at threshold multiplied by $29.97, the closing price of the Company’s common stock as of May 31, 2012.

(8)	This one-time special option grant vested 20% immediately and 20% per annum over a four-year period from the date of grant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

FISCAL 2012

Change-In-Control Plan

The Company has a Change-in-Control Plan covering the officers of the Company. Upon Involuntary Termination within 12 months following a Change in Control, the officer becomes entitled to certain severance benefits. These benefits are as follows:

•

Cash compensation in the form of a lump-sum payment equal to a multiple of Annual Cash Compensation (Base Salary and Bonus at target) as determined by position within the Company (CEO – 2.0; SVP – 1.5; VP – 1.0);

•	Lump-sum cash payment for prorated portion of current year annual cash performance incentive award at target;

•	Immediate vesting of all outstanding time-based equity awards. Performance-based equity awards will vest at target performance levels on a pro-rated basis; and

•	Lump-sum payment for the cost to continue basic life insurance, medical, dental, vision and hospitalization benefits for the applicable Continuation Period.

The plan does not provide for tax gross-ups. The summary of the terms of the foregoing agreement is qualified in its entirety by reference to the text of the plan document. For more information, refer to the Paychex, Inc. Change In Control Plan, incorporated by reference from Exhibit 10.24 to the Company’s Form 10-K filed with the SEC on July 15, 2011.

Other Separation Benefits

With the exception of the Change-in-Control Plan, NEOs do not have employment arrangements. However, for all NEOs, upon death or disability all unvested stock options and restricted stock awards become fully vested according to the terms of the award agreements under the 2002 Plan. Upon death or disability an NEO shall be entitled to a pro-rata portion of actual shares earned under a performance share award, based on number of days in performance period until the date of death or disability as a percentage of the total number of days in the performance period. The LTIP agreement does not have a provision allowing vesting of a portion of the award at death, disability, or retirement.

Upon death, disability, or retirement, NEOs may be eligible to receive a pro-rated portion of the annual incentive program payout based on actual fiscal year results for the performance period.

Retirement of Mr. Morphy

In April 2011, the Committee determined that with respect to Mr. Morphy, upon his retirement, if such retirement was after calendar year 2011, one additional year of vesting would be added to all equity awards under agreements outstanding as of April 6, 2011. This was to recognize Mr. Morphy’s commitment to ensure a smooth transition.

Mr. Morphy retired from the Company on January 3, 2012. Upon his retirement, the restrictions lapsed on 21,755 shares of restricted stock for a total realized value of $662,005. In addition, he vested in an additional 28,345 options in July 2012.

Potential Benefits Upon Separation from Company

The following table presents, as of May 31, 2012, the compensation and benefits to the NEOs upon separation from employment with the Company for the various reasons specified.

		Potential Payments Upon Separation
	Annual Compensation per the Summary Compensation Table(1)	Voluntary Resignation/ Termination	Death or Disability	Retirement	Termination Other Than For Cause/ Resignation For Good Reason within One Year of Change of Control
Martin Mucci
Base Salary(2)		$—	$—	$—	$1,600,000
Annual Incentive		—	819,280	819,280	1,920,000
Options Awards(3)		—	618,863	—	618,863
Restricted Stock Awards(4)		—	2,717,410	—	2,717,410
Performance Share Awards(5)		—	816,008	—	816,008
LTIP(6)		—	—	—	—
Benefits(7)		—	—	—	29,921

Total	$7,034,145	$—	$4,971,561	$819,280	$7,702,202

Efrain Rivera
Base Salary(2)		$—	$—	$—	$637,500
Annual Incentive		—	267,028	267,028	478,125
Options Awards(3)		—	—	—	—
Restricted Stock Awards(4)		—	127,732	—	127,732
Performance Share Awards(5)		—	175,444	—	175,444
LTIP(6)		—	—	—	—
Benefits(7)		—	—	—	21,935

Total	$2,446,290	$—	$570,204	$267,028	$1,440,736

Mark A. Bottini
Base Salary(2)		$—	$—	$—	$637,500
Annual Incentive		—	267,028	267,028	478,125
Options Awards(3)		—	98,008	—	98,008
Restricted Stock Awards(4)		—	229,630	—	229,630
Performance Share Awards(5)		—	—	—	—
LTIP(6)		—	—	—	95,500
Benefits(7)		—	—	—	30,822

Total	$2,160,967	$—	$594,666	$267,028	$1,569,585

Michael E. Gioja
Base Salary(2)		$—	$—	$—	$487,500
Annual Incentive		—	204,198	204,198	365,625
Options Awards(3)		—	203,775	—	203,775
Restricted Stock Awards(4)		—	651,098	—	651,098
Performance Share Awards(5)		—	175,444	—	175,444
LTIP(6)		—	—	—	—
Benefits(7)		—	—	—	23,003

Total	$2,313,534	$—	$1,234,515	$204,198	$1,906,445

		Potential Payments Upon Separation
	Annual Compensation per the Summary Compensation Table(1)	Voluntary Resignation/ Termination	Death or Disability	Retirement	Termination Other Than For Cause/ Resignation For Good Reason within One Year of Change of Control

Kevin N. Hill
Base Salary(2)		$—	$—	$—	$285,000
Annual Incentive		—	121,809	121,809	142,500
Options Awards(3)		—	162,322	—	162,322
Restricted Stock Awards(4)		—	636,922	—	636,922
Performance Share Awards(5)		—	105,105	—	105,105
LTIP(6)		—	—	—	—
Benefits(7)		—	—	—	9,582

Total	$1,254,598	$—	$1,026,158	$121,809	$1,341,431

Total for all NEOs	$15,209,534	$—	$8,397,104	$1,679,343	$13,960,399

(1)

The amounts in this column are the total compensation for fiscal 2012 per the Summary Compensation Table presented earlier in this Proxy Statement. These amounts are provided for comparative purposes only.

(2)	Base Salary is the annual salary at a multiple as outlined in the Change in Control Plan: 2.0 for CEO; 1.5 for SVPs; and 1.0 for VPs.

(3)

The value of the unvested options is determined by the difference in the closing price of the Company’s common stock of $29.97 on May 31, 2012 and the exercise price multiplied by the number of unvested options. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided.

(4)	The value of the unvested stock is based upon the closing price of the Company’s common stock of $29.97 on May 31, 2012.

(5)

The value of the performance shares is based upon the closing price of the Company’s common stock of $29.97 on May 31, 2012, assuming achievement at target, and pro rated for one-half of the performance period completed as of May 31, 2012.

(6)

The value of the LTIP is determined by the difference in the closing price of the Company’s common stock of $29.97 on May 31, 2012 and the exercise price multiplied by the number of unvested options, and pro rated for one-fifth of the performance period completed as of May 31, 2012. In those instances when the outstanding LTIPs are out of the money (the option exercise price is greater than the closing price), no value is provided.

(7)

The value of the cost to continue basic life insurance, medical, dental, vision and hospitalization benefits for the applicable Continuation Period, which is equal to the number of years as outlined in the Change in Control Plan: 2.0 for CEO; 1.5 for SVPs; and 1.0 for VPs.

NON-QUALIFIED DEFERRED COMPENSATION

FISCAL 2012

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The plan has been designed to comply with the current guidelines of Section 409A of the Code. Eligible employees are able to defer up to 50% of their base salary and annual incentive program award. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices. The NEO has sole control as to which of the designated funds to invest in, and earns the resulting return on such investment. We do not match any participant deferral or guarantee a certain rate of return. Distributions are paid at one of the following dates selected by the participant: the participant’s termination date; the date the participant retires from any active employment; or a designated specific date. Payments can be made either in a lump sum or in annual installments over a period not to exceed ten years.

The following table summarizes our NEOs’ benefits under the plan:

	Fiscal 2012
Name	Executive Contributions ($)(1)	Aggregate Earnings, Net ($)(2)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance as of May 31, 2012 ($)(3), (4)
Martin Mucci	$175,321	$22,153	—	$782,207
Efrain Rivera	$143,277	$3,724	—	$147,001
Mark A. Bottini	$—	$—	—	$—
Michael E. Gioja	$—	$—	—	$—
Kevin N. Hill	$—	$—	—	$—
John M. Morphy	$—	$6,577	$161,217	$—

(1)	Amounts in this column are reflected in the Fiscal 2012 Summary Compensation Table for the fiscal year in which the amounts were received.

(2)

Amounts in this column include both net realized gains/losses and net unrealized gains/losses. They are not included in the Fiscal 2012 Summary Compensation Table as the earnings on these investments are not considered to be “above-market” earnings.

(3)	Amounts in this column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in current and previous years in the Fiscal 2012 Summary Compensation Table.

(4)	The investment funds managed at Wilmington Trust Company available to NEOs, and the respective one-year rates of return as of May 31, 2012, are as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Europacific Growth Fund Class C	(18.06%)	Oppenheimer Developing Markets Fund Class A	(16.16%)
BlackRock Global Allocation Fund Class A	(7.58%)	T. Rowe Price Growth Stock Fund	3.00%
Columbia Acorn Fund Class Z	(6.17%)	T. Rowe Price New Income Fund	5.98%
Eaton Vance Large Cap Value Fund Class I	(5.22%)	T. Rowe Price Small-Cap Value Fund	(3.79%)
Fidelity Spartan 500 Index Advantage	(0.46%)	Vanguard Prime Money Market Fund	0.03%
Fidelity Spartan Extended Market Index Fund	(7.33%)	Vanguard Total International Stock Index Fund	(20.70%)

PROPOSAL 3  —  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending May 31, 2013. Although action by stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment and to seriously consider stockholder opinion on this issue. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent accountants, but may still retain them.

Representatives from Ernst & Young LLP, the Company’s independent accountants since 1983, will be present at the Annual Meeting, will be afforded the opportunity to make any statements they wish, and will be available to respond to appropriate questions from stockholders.

To ratify the appointment of Ernst & Young LLP, a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting must be voted for the proposal.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2013.

Fees For Professional Services

The following table shows the aggregate fees for professional services rendered for the Company by Ernst & Young LLP:

	Year Ended May 31,
	2012	2011
Audit fees	$864,000	$744,000
Audit-related fees	29,000	49,000
All other fees	—	65,000

Total fees	$893,000	$858,000

Audit fees:    This category includes fees for fiscal 2012 and for fiscal 2011 that were for professional services rendered for the audits of the Company’s annual consolidated financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, audits of the effectiveness of internal control over financial reporting, and for statutory and regulatory filings.

Audit-related fees:    This category consists of fees for fiscal 2012 and fiscal 2011 that were for the audits of employee benefit plans.

All other fees:    This category consists of fees for fiscal 2011 for an information technology data security review.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all such audit and audit-related services provided by the independent accountants during fiscal 2012 and fiscal 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board and is composed entirely of independent directors. The Audit Committee is governed by a written charter and its primary responsibilities are highlighted in the Corporate Governance section of this Proxy Statement.

Paychex management is responsible for the preparation of the consolidated financial statements, the financial reporting process, and for the Company’s internal controls over financial reporting. Ernst & Young LLP, the Company’s independent accountants, is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes.

As part of the oversight processes, the Audit Committee regularly meets with management, the Company’s internal auditors, and the independent accountants. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the overall scope and plans for various audits, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and effectiveness of the Company’s financial reporting process and legal and ethical compliance programs, including the Company’s Code of Business Ethics and Conduct. The Audit Committee held six meetings during fiscal 2012 and had full access to each of the aforementioned parties.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for fiscal 2012, including a discussion on the quality and acceptability of the Company’s accounting policies, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also monitored the progress and results of testing of internal controls over financial reporting, reviewed reports from management and internal audit regarding design, operation, and effectiveness of internal controls over financial reporting, and reviewed the report from the independent accountants regarding the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380) and SEC Rule 207. The independent accountants have provided the Audit Committee with written disclosures and the letter required by the Public Company Accounting Oversight Board regarding independent accountants’ communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent accountants and management the accountants’ independence. There were no non-audit services provided to the Company during fiscal 2012 that required consideration by the Audit Committee.

Based upon the reviews and discussions referred to above, the Audit Committee recommended and the Board approved that the audited consolidated financial statements be included in the Company’s Form 10-K for fiscal 2012 for filing with the SEC. The Audit Committee has recommended for approval by the Board the selection of the Company’s independent accountants.

The Audit Committee:

David J. S. Flaschen, Chairman

Grant M. Inman

Pamela A. Joseph

Joseph G. Doody

OTHER MATTERS AND INFORMATION

Stockholder Proposals for Next Year’s Annual Meeting

Stockholder proposals, which are intended to be presented at the 2013 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 17, 2013. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures under “Communications with the Board of Directors.”

Stockholder proposals, which are intended to be presented at the 2013 Annual Meeting of Stockholders but not included in the Company’s Proxy Statement must be received by the Company’s Corporate Secretary at our executive offices on or before July 31, 2013. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2013 Annual Meeting of Stockholders.

Other Actions at the Annual Meeting

As of the date of this Proxy Statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their judgment.

Cost of Solicitation of Proxies

Solicitation of proxies is made on behalf of the Company and the Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mail or via the Internet, directors, officers, and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other communication means.

Electronic Access to Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report are also available on the Company’s website at http://investor.paychex.com/annual-report.aspx. As an alternative to receiving paper copies of the Proxy Statement and Annual Report in the mail, stockholders can elect to receive an e-mail message, which will provide a link to these documents on the Internet. Opting to receive your proxy materials online saves the Company the cost of producing and mailing bulky documents and reduces the volume of duplicate information received by you. To give your consent to receive future documents via electronic delivery, vote your proxy via the Internet and follow the instructions to register for electronic delivery.

Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and Annual Report are being mailed to stockholders on or about September 14, 2012. You may also obtain a copy of our Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

In accordance with notices previously sent to stockholders, the Company is delivering one Annual Report and Proxy Statement in one envelope addressed to all stockholders who share a single address unless they have notified the Company that they wish to revoke their consent to the program known as “householding.” Householding is intended to reduce the Company’s printing and postage costs.

You may revoke your consent at any time by calling toll-free (800) 542-1061 or by writing to Broadridge Investor Communications Services, Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will receive individual copies of the Company’s disclosure documents.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Proxy Statement and Annual Report to a security holder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, please contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

If you own Paychex stock beneficially through a bank, broker, or other holder of record, you may already be subject to householding if you meet the criteria. If you wish to receive a separate Proxy Statement and Annual Report in future mailings, you should contact your bank, broker, or other holder of record.

APPENDIX A

PAYCHEX, INC. RECONCILIATION OF PERFORMANCE MEASURES TO THOSE REPORTED IN THE COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS

Under the Company’s incentive compensation programs, performance targets are often based on measures of service revenue and operating income, net of certain items (see Note 1 regarding this non-GAAP measure). In evaluating achievement, the programs allow for certain adjustments to be made to the results reported in the consolidated financial statements. For fiscal 2012 and fiscal 2011, adjustments were related to businesses acquired.

The following table reconciles the results reported in our consolidated financial statements to those representing achievement under the award agreement for the July 2010 performance shares.

	Year ended May 31,
In millions	2012	2011	2-Year Performance Period
Service revenue	$2,186	$2,036	$4,222
Adjustments allowed under the award:
Service revenue associated with acquired businesses	(44)	(9)	(53)

Service revenue, as calculated under the award	$2,142	$2,027	$4,169

Operating income (GAAP measure)	$854	$786	$1,640
Less: Interest on funds held for clients	(44)	(48)	(92)

Operating income, net of certain items (see Note 1)	810	738	1,548
Adjustments allowed under the award:
Operating loss, net of certain items, associated with acquired businesses	6	3	9

Operating income, net of certain items, as calculated under the award	$816	$741	$1,557

Note 1: Operating income, net of certain items, as reported in our consolidated financial statements is a non-GAAP measure that is provided in addition to operating income, a U.S. GAAP measure. We believe operating income, net of certain items, is an appropriate measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the SEC. As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure, and may not be comparable to a similarly defined non-GAAP measure used by other companies.

A-1

PAYCHEX, INC. 911 PANORAMA TRAIL SOUTH ROCHESTER, NY 14625-2396

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1:
1.	Election of Directors	For	Against	Abstain
1a. 1b. 1c. 1d.	B. Thomas Golisano Joseph G. Doody David J. S. Flaschen Phillip Horsley	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	3.	RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	For ☐	Against ☐	Abstain ☐
1e. 1f. 1g. 1h. 1i.	Grant M. Inman Pamela A. Joseph Martin Mucci Joseph M. Tucci Joseph M. Velli	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐

NOTE: SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER THE ESOP WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY OCTOBER 18, 2012, THE SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE PARTICIPANT WILL BE VOTED BY THE ESOP TRUSTEE IN THE SAME PROPORTION AS ESOP SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.

The Board of Directors recommends you vote FOR Proposals 2 and 3:
		For	Against	Abstain
2.	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date

September 14, 2012

Dear Paychex Stockholder:

The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, October 23, 2012 at 10:00 a.m. Eastern Time at The Strong, One Manhattan Square, Rochester, New York 14607.

The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, proxy card, or written ballot at the Annual Meeting. We encourage you to use the Internet as it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Corporate Secretary at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

Martin Mucci

President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —

PAYCHEX, INC.

Proxy Solicited on Behalf of the Board of Directors

of Paychex, Inc. for the Annual Meeting, October 23, 2012

PROXY

The undersigned hereby appoints MARTIN MUCCI and EFRAIN RIVERA, or either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on October 23, 2012 (“Annual Meeting”), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxy on all other matters. If not otherwise specified in this proxy card, shares will be voted in accordance with the recommendations of the Board of Directors.

If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex, Inc. 401(k) Incentive Retirement Plan, then the undersigned hereby directs the trustee of the ESOP to vote all shares of Paychex, Inc. Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

Continued and to be signed on reverse side